EXHIBIT 10.3

AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

SILICIUM QUÉBEC SOCIÉTÉ EN COMMANDITE/

QUÉBEC SILICON LIMITED PARTNERSHIP

October 1, 2010

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION 2
1.1           Definitions2

ARTICLE 2 TERM 11
2.1           Effective date and Term11

ARTICLE 3 THE PARTNERSHIP 11
3.1           Formation of Partnership.11
3.2           Name12
3.3           United States Tax Classification12

ARTICLE 4 BUSINESS OF THE PARTNERSHIP 12
4.1           Business12
4.2           Registered domicile and principal executive office12
4.3           Fiscal Year12

ARTICLE 5 MANAGEMENT OF THE PARTNERSHIP 13
5.1           General13
5.2           Restrictions on Special Partners13
5.3           Restrictions on General Partner13
5.4           Limited Liability of a Special Partner13

ARTICLE 6 THE GENERAL PARTNER 14
6.1           Power of Attorney14
6.2           General Provisions Concerning Power of Attorney15
6.3           Specific Power and Authority of the General Partner15
6.4           Duty of Care17
6.5           Limitation of Liability18
6.6           Payments to the General Partner of Expenses18
6.7           Other Matters Concerning the General Partner18
6.8           Status and Capacity of the General Partner and the Partnership18
6.9           Insurance20
6.10           Transactions Involving the General Partner and its Controlled Affiliated Persons20
6.11           Safekeeping of Assets20
6.12           Payments20
6.13           Restrictions upon the General Partner21
6.14           Prohibition from Commingling Funds21

ARTICLE 7 THE SPECIAL PARTNERS 21
7.1           Status and Capacity of the Special Partners21
7.2           Competing Businesses22

ARTICLE 8 CAPITAL 22
8.1           Capital22
8.2           Attributes of the Units22
8.3           Units Fully-Paid and Non-Assessable23
8.4           [Reserved]23
8.5           Individual Capital Accounts23
8.6           Units Issued and Outstanding23
8.7           Admission of Additional Partners23
8.8           Additional Units24
8.9           Registrar and Transfer Agent; and Amendments to the Register24
8.10           Inspection of Register24
8.11           Certificates24
8.12           Lost Certificates24
8.13           Effect of Registration25
8.14           Retirement of Note25

ARTICLE 9 SECURITY INTERESTS 25
9.1           Limitation on Security Interests25
9.2           Security Interest by Operation of Law25

ARTICLE 10 TRANSFER OF PARTNERSHIP INTEREST 25
10.1           Prohibition on Transfer25
10.2           No Violation of Applicable Laws26
10.3           Transfers in Violation of this Agreement26
10.4           Rights of First Refusal26
10.5           Tag Along Rights27
10.6           Put Rights Upon a Change of Control Event28
10.7           Other Call Rights29
10.8           Transfers to Affiliates30
10.9           Rights and Obligations of Transferees31
10.10           Expenses Relating to Transfer31
10.11           Application to Affiliates31

ARTICLE 11 RESIGNATION OR REMOVAL OF GENERAL PARTNER 31
11.1           Resignation or Withdrawal of the General Partner31
11.2           Removal of the General Partner31
11.3           Transfer of Management and Title to New General Partner32
11.4           Condition Precedent32
11.5           Successor32
11.6           Release33

ARTICLE 12 ALLOCATIONS AND DISTRIBUTIONS 33
12.1           Allocation of Profits and Losses33
12.2           United States Federal Income Tax Allocations34
12.3           Annual Tax Distribution34
12.4           Quarterly Advances of Distributable Cash34
12.5           Special Distributions35
12.6           Other Distributions of Distributable Cash35
12.7           Auditor's Determination35
12.8           Return of Capital Contribution35
12.9           Repayments35
12.10           Negative Distributable Cash35
12.11           Offset35
12.12           Capital Cost Allowance36
12.13           Tax Elections36
12.14           Adjustment Indemnity36

ARTICLE 13 MEETINGS OF THE PARTNERS 37
13.1           Calling of Meetings37
13.2           Quorum38
13.3           Notice38
13.4           Voting38
13.5           Decisions39
13.6           Proxies39
13.7           Record Dates39
13.8           Chairman40
13.9           Form of Proxy40
13.10           Additional Rules and Procedures40
13.11           Authorized Attendance40
13.12           Resolutions in Writing40

ARTICLE 14 RECORDS, REPORTS AND REPORTING 40
14.1           Records and Books of Account40
14.2           Reports41
14.3           Income Tax Information42
14.4           Accounting Policies43
14.5           Auditor43
14.6           Audit43
14.7           Banking43
14.8           Internal Controls44

ARTICLE 15 CASH CALLS 44
15.1           Cash Call Notice44
15.2           Non-Contributing Special Partner44
15.3           Funds for Special Projects45

ARTICLE 16 DEFAULT OF A SPECIAL PARTNER 45
16.1           Default45
16.2           No Default46
16.3           Acts of Insolvency46
16.4           Rights of Defaulting Special Partner upon a Default47
16.5           Right to Purchase of Non-Defaulting Special Partners47
16.6           Default Payments by Non-Defaulting Special Partners47
16.7           Waiver 2229 Civil Code47

ARTICLE 17 TERMINATION OF THE PARTNERSHIP 48
17.1           No Dissolution or Termination48
17.2           Termination48

ARTICLE 18 CONFIDENTIALITY 49
18.1           Confidentiality49

ARTICLE 19 DISPUTE RESOLUTION 50
19.1           Amicable Resolution50
19.2           Mediation50
19.3           Arbitration51
19.4           Non-Exclusive Remedy52
19.5           Enforcement by Partners52

ARTICLE 20 INDEMNIFICATION 52
20.1           General Indemnity52
20.2           General Partner's Indemnity52
20.3           Advance by the Partnership53
20.4           Insurance53
20.5           Exclusivity53

ARTICLE 21 GENERAL 53
21.1           Notices53
21.2           Preamble55
21.3           Execution of Documents55
21.4           Determinations of Book Value and Fair Market Value55
21.5           Entire Agreement56
21.6           Amendment56
21.7           No Waiver56
21.8           Severability56
21.9           Currency56
21.10           Number and Gender56
21.11           Date for Any Action57
21.12           Accounting Principles57
21.13           Successors and Assigns57
21.14           Public Announcements57
21.15           Governing Law57
21.16           Jurisdiction57
21.17           Further Assurances57
21.18           Third Parties58
21.19           Counterparts58

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AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

THIS AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT dated October 1, 2010,

BY AND BETWEEN:	BÉCANCOUR SILICON INC., a company governed by the laws of Québec;

(hereinafter called "BSI")

AND:	DOW CORNING CANADA, INC., a corporation governed by the laws of Canada;

(hereinafter called "DCC LP Canco")

AND:	QUÉBEC SILICON GENERAL PARTNER INC., a company governed by the laws of Québec;

(hereinafter called "GP")

WHEREAS Silicium Québec Société en commandite / Québec Silicon Limited Partnership (the "Partnership") is a limited partnership that has been formed according to the laws of the Province of Québec to operate the Business (as defined below) and is governed by a limited partnership agreement entered into on August 18, 2010 between BSI, as special partner, and GP, as general partner, as amended by the Intermediate Agreement of Limited Partnership dated September 30, 2010 (collectively, the "Original Limited Partnership Agreement");

WHEREAS (i) concurrently with the entering into of the above-referred Intermediate Agreement of Limited Partnership, BSI transferred to the Partnership its silicon metal production operations (excluding solar grade silicon purification operations) that it owned and operated at the Facility (as defined below) (the "Business") pursuant to the Business Transfer Agreement (as defined below) in exchange for the issuance by the Partnership to BSI of 51,000 Units (as defined below) and the Note in the principal amount of US $40,254,751 and (ii) GP has contributed CAD $10,000 to the capital of the Partnership in exchange for the issuance by the Partnership to GP of 10 Units;

WHEREAS BSI Parent (as defined below) owns all of the issued and outstanding shares in the share capital of BSI;

WHEREAS on the date hereof, pursuant to the Framework Agreement (as defined below), DCC LP Canco contributed US $40,254,751, which amount will be subject to adjustment in accordance with the Framework Agreement, to the capital of the Partnership in exchange for the issuance by the Partnership to DCC LP Canco of 49,000 Units (the "DCC LP Canco Unit Acquisition");

WHEREAS Dow Corning Corporation, a corporation organized under the laws of the State of Michigan ("DCC LP Canco Parent"), owns, directly or indirectly, all of the issued and outstanding shares in the share capital of DCC LP Canco;

WHEREAS BSI, DCC LP Canco and GP desire to amend, supplement and restate the Original Limited Partnership Agreement to, inter alia, introduce DCC LP Canco as a special partner of the Partnership;

NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained, the parties hereto hereby agree as follows:

ARTICLE 1

INTERPRETATION

1.1 Definitions

In this Agreement, the following expressions shall have the following meanings, unless there is something in the context inconsistent therewith:

"AAA" has the meaning attributed thereto in Section 19.3(a);

"Absolute Control" means:

(i)
in relation to a Person that is a corporation, the ownership, directly or indirectly, of voting securities of such Person carrying all of the voting rights attaching to all voting securities of such Person (other than Qualifying Shares) and which are sufficient, if exercised, to elect the entirety of its board of directors; and

(ii)
in relation to a Person that is a partnership, limited partnership, mutual fund trust, trust or other similar unincorporated entity or association of any nature, the ownership, directly or indirectly, of voting securities of such Person (including the general partner thereof, as the case may be) carrying all of the voting rights attaching to all voting securities of such Person (including the general partner thereof, as the case may be) or the ownership of all of the other interests or rights entitling the holder thereof to exercise exclusive control and direction over the management and policies of such Person, as the case may be; and "Absolutely Controls" and "Absolutely Controlled" shall have similar meanings;

"Absolutely Controlled Affiliate" means, in relation to any Person, any other Person that is Absolutely Controlled by the first-mentioned Person;

"Accounting Firm" has the meaning ascribed thereto in Section (b);

"Act of Insolvency" has the meaning ascribed thereto in Section 16.3;

"Affiliate" means, in relation to any Person, any other Person that, directly or indirectly, (i) Absolutely Controls the first-mentioned Person, (ii) is an Absolutely Controlled Affiliate of the first-mentioned Person or (iii) is under common Absolute Control with the first-mentioned Person;

"Affiliated Person" means, in relation to any Person, any other Person that, directly or indirectly, Controls or is Controlled by or under common Control with the first-mentioned Person;

"Agreement" means this Amended and Restated Limited Partnership Agreement, all schedules attached hereto and any agreement or schedule amending this Agreement; the words "hereto", "herein", "hereinabove", "hereinafter", "hereof", "hereby" and "hereunder" and similar expressions refer to this Agreement and not to any particular section, clause or part of it;

"applicable Law" has the meaning ascribed thereto in the definition of Laws;

"arm's length" has the meaning ascribed thereto in the Income Tax Act;

"BSI" means Becancour Silicon Inc.;

"BSI Parent" means Timminco Limited, a corporation organized under the laws of Canada, including any successor thereto;

"Business" has the meaning ascribed thereto in the preamble;

"Business Day" means any day of the year, other than a Saturday, Sunday or other day on which banks are closed for business in Montreal, Québec or in New York, New York;

"Call Rights" has the meaning ascribed thereto in Section 10.7;

"Called Interests" has the meaning ascribed thereto in Section 10.7;

"Called Interests Valuation Price" has the meaning ascribed thereto in Section 10.7(d);

"Calling Partner" has the meaning ascribed thereto in Section 10.7;

"Canadian Dollar", "CAD" or "$" means, unless otherwise indicated, dollars in the lawful currency of Canada;

"Capital Contribution" means any contributions of cash, assets or property made to the capital of the Partnership by the Partners or any one Partner, as the case may be, (including the predecessor holders of a Partnership Interest of such Partners, as applicable) net of any liabilities secured by such contributed assets or property assumed by the Partnership or subject to which the Partnership takes or has taken the contributed assets or properties;

"Cash Call Notice" has the meaning ascribed thereto in Section 15.1;

"Change of Control Event" means the occurrence of any of the following: (a) the direct or indirect transfer, conveyance or other disposition (other than by way of merger, amalgamation or other consolidation), in one or a series of related transactions, of all or substantially all of the properties and assets of: (i) BSI Parent and its subsidiaries, or (ii) the Change of Control Member and its subsidiaries, taken as a whole, to any Person or group of Persons acting together for the purpose of acquiring such properties and assets; (b) the consummation of any transaction or series of related transactions (including, without limitation, any merger, amalgamation or other consolidation) the result of which is that any Person or group of Persons acting together for the purpose of acquiring, holding or disposing of the securities of BSI Parent or the Change of Control Member acquires Control of BSI Parent or the Change of Control Member, as applicable, other than an Affiliated Person of BSI Parent or the Change of Control Member on the date hereof (but including any holding company formed by BSI Parent subsequent to the date hereof as part of an internal restructuring); (c) the consummation of any transaction or series of related transactions (including, without limitation, any merger, amalgamation or other consolidation) the result of which is that the beneficial owners of the share capital or other equity interests of BSI Parent or the Change of Control Member, as applicable, immediately prior to such transaction or transactions cease to be the beneficial owners, in the aggregate, of at least such number of voting securities sufficient to Control the surviving or resulting entity of such transaction or transactions; or (d) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of BSI Parent (together with any new directors whose election by the Board of Directors or whose nomination for election by the shareholders of BSI Parent was approved by a vote of a majority of the directors then still in office who were directors at the beginning of such period or whose election or nomination for election was previously approved) cease to constitute a majority of the directors then in office; provided, that in the case of any of clauses (a)(ii), (b) or (c) above, if the Partnership Interests held by the Change of Control Member constitute all or substantially all of the assets of the Change of Control Member, then such event shall not constitute a Change of Control Event, but rather shall be deemed a Transfer. Notwithstanding the above, (x) no purchase of securities of BSI Parent by Advanced Metallurgical Group N.V. or its Affiliated Persons (collectively, "AMG") shall constitute a Change of Control Event and a public sale of equity interests in BSI Parent shall not, in and of itself, represent a Change of Control Event, and (y) the acquisition of beneficial ownership of 40% or more of the outstanding shares of BSI Parent by any Person or group of related Persons shall constitute a Change of Control Event if said position is greater than that held by AMG. The Special Partners agree and acknowledge that, as of the date hereof, the sale or other transfer of the securities of BSI to any Person or group of Persons other than an Affiliate of BSI constitutes a Transfer rather than a Change of Control Event and that any such sale or transfer at a future date would be a Change of Control Event or Transfer, as the case may be, depending on the circumstances at such time;

"Change of Control Member" means any affiliate of BSI Parent that, directly or indirectly, owns Partnership Interests or GP Shares, so long as Partnership Interests and/or GP Shares do not constitute all or substantially all of its assets;

"Civil Code" means the Civil Code of Québec, as the same may be amended, supplemented or restated from time to time;

"Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder;

"Confidential Information" has the meaning ascribed thereto in Section 18.1;

"Contribution Deadline" has the meaning ascribed thereto in Section 15.1;

"Control" means:

(i)
in relation to a Person that is a corporation, the ownership, directly or indirectly, of voting securities of such Person carrying more than 50% of the voting rights attaching to all voting securities of such Person (Qualifying Shares in the capital of such Person being deemed to be owned by the largest shareholder of such Person) or which are sufficient, if exercised, to elect the majority of its board of directors; and

(ii)
in relation to a Person that is a partnership, limited partnership, mutual fund trust, trust or other similar unincorporated entity or association of any nature, the ownership, directly or indirectly, of voting securities of such Person (including the general partner thereof, as the case may be) carrying more than 50% of the voting rights attaching to all voting securities of such Person (including the general partner thereof, as the case may be) or the ownership of more than 50% of other interests or rights entitling the holder thereof to exercise, control and direction over the management and policies of such Person, as the case may be; and "Controls", "Controlled" and "Controlling" shall have similar meanings; provided that Dow Chemical Company and Corning Incorporated each shall be deemed to be a Person in Control of DCC LP Canco Parent so long as it owns at least 50% of the outstanding share capital of DCC LP Canco Parent and AMG shall be deemed to be a Person in Control of BSI Parent so long as it owns at least 40% of the outstanding share capital of BSI Parent;

"Controlled Affiliated Person" means, in relation to any Person, any other Person that is Controlled by the first-mentioned Person;

"DCC Customer" means DCC LP Canco Parent or any Affiliate thereof to which DCC LP Canco Parent from time to time assigns its rights and obligations under the Supply Agreement or otherwise designates to be a party thereto;

"DCC GP Co" means Dow Corning Netherlands, B.V., a corporation organized under the laws of the Netherlands;

"DCC LP Canco" has the meaning ascribed to it in the preamble;

"DCC LP Canco Parent" has the meaning ascribed to it in the preamble, including any successor thereto;

"DCC LP Canco Unit Acquisition" has the meaning ascribed thereto in the preamble;

"Default" has the meaning ascribed thereto in Section 16.1;

"Default Payments" has the meaning ascribed thereto in Section 16.6;

"Defaulting Special Partner" has the meaning ascribed thereto in Section 16.1, in fine;

"Dispute" has the meaning ascribed thereto in Section 20.1;

"Distributable Cash" means, at the time of determination, the positive cash balances available in excess of anticipated working capital needs (including, as working capital needs, any funds necessary to satisfy any payment obligations under working capital and other debt facilities and, if payable by the Partnership, for taxes), anticipated capital requirements and reasonable reserves established, from time to time, to meet anticipated expenses and unforeseen costs; it being understood that draw downs on working capital and other debt facilities are not intended to increase the amount of Distributable Cash (other than to provide funds for the payment of taxes by the Partnership, if any), as determined by the GP in respect of a Fiscal Quarter or a Fiscal Year;

"Distribution" means: (i) any distribution of the income of the Partnership to any Partner; or (ii) any distribution or payment made by the Partnership to or at the direction of a Partner in connection with the purchase, redemption or retirement by the Partnership of any outstanding Units, including in each case any distribution made from Distributable Cash;

"Facility" means the silicon metal facility located at 6500 Rue Yvon-Trudeau, Bécancour, Québec (as more fully defined in the Framework Agreement);

"Fiscal Quarter" means each of the three-month periods ending on March 31, June 30 and September 30 in each Fiscal Year;

"Fiscal Year" has the meaning ascribed thereto in Section 4.3;

"Framework Agreement" means that certain Framework Agreement, dated as of August 10, 2010, by and among DCC LP Canco Parent, BSI Parent and BSI, as the same may be amended from time to time;

"GAAP" means the accounting principles generally accepted in Canada from time to time, including the policies and standards of disclosure recommended by the Canadian Institute of Chartered Accountants from time to time, applied in a consistent manner from period to period;

"General Partner" means GP, acting in its capacity as a general partner of the Partnership under this Agreement, or any successor or other Person admitted to the Partnership as a successor to the General Partner in accordance with the provisions of this Agreement;

"Governmental Authority" means any: (i) federal, provincial, regional, local, municipal, foreign, international, multinational, territorial, state or other government, governmental or public department, central bank, court, tribunal, arbitral body, statutory body, commission, board, bureau or agency, domestic or foreign; (ii) subdivision, agent, commission, board or authority of any of the foregoing; or (iii) quasi-governmental, private body or regulatory entity exercising any regulatory, expropriation or taxing authority under, or for the account of, any of the foregoing, including any stock exchange;

"GP" means Québec Silicon General Partner Inc., a company organized under the laws of Québec;

"GP Board" means the board of directors of GP;

"GP Class A Shares" means the class A shares in the share capital of GP;

"GP Class B Shares" means the class B shares in the share capital of GP;

"GP Organizational Documents" means the Articles of Incorporation of GP in effect from time to time;

"GP Shares" means the shares in the share capital of GP;

"IFRS" means International Financial Reporting Standards, as in effect from time to time;

"including", "include" and words of similar import when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as "without limitation", or "but not limited to", or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter;

"Income Tax Act" means the Income Tax Act (Canada) as the same may be amended, supplemented or restated from time to time, and includes all regulations promulgated thereunder, and any reference to the Income Tax Act also refers to any successor or replacement federal legislation;

"Insolvent" means, with respect to the applicable Person on any date of determination, satisfying the definition of an "insolvent person" contained in Section 2 of the Bankruptcy and Insolvency Act (Canada), and "Insolvency" means the condition of being Insolvent;

"Laws" means all statutes, codes, treaties, directives, ordinances, decrees, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, terms and conditions of any grant, approval, permission, authority or license, rulings or awards, policies, voluntary restraints, guidelines, or any provisions of the foregoing, of any Governmental Authority or self-regulatory entity, in each case which have the force of law, including any interpretation thereof and any decision, doctrine or recommendations from any Governmental Authority or self-regulatory entity, in each case which have the force of law, and general principles of common and civil law and equity, in each case which have the force of law; and "Law" means any one of the foregoing, and the term "applicable" with respect to such Law and in the context that refers to one or more Persons, means that such Law applies to such Person or Persons or its or their business, undertaking, property, assets or securities and emanates from a Governmental Authority or self-regulatory entity having jurisdiction over the Person or Persons or its or their business, undertaking, property, assets or securities;

"Mandatory Contribution" has the meaning ascribed thereto in Section 15.1;

"Negative Distributable Cash" means, at the time of determination, the negative cash balances short of anticipated working capital needs (including, as working capital needs, any funds necessary to satisfy any payment obligations under working capital and other debt facilities and, if payable by the Partnership, for taxes), anticipated capital requirements and reasonable reserves established, from time to time, to meet anticipated expenses and unforeseen costs; it being understood that draw downs on working capital and other debt facilities are not intended to increase the amount of Distributable Cash (other than to provide funds for the payment of taxes), as determined by the GP in respect of a Fiscal Quarter or a Fiscal Year;

"New Shareholders Agreement" has the meaning ascribed thereto in Section 11.5;

"Non-Defaulting Special Partners" has the meaning ascribed thereto in Section 16.1, in fine;

"Note" means the promissory note issued by the Partnership to BSI pursuant to the Business Transfer Agreement;

"Offer Notice" has the meaning ascribed thereto in Section 10.4(a);

"Original Limited Partnership Agreement" has the meaning ascribed thereto in the preamble;

"Partners" means the General Partner and the Special Partners, and "Partner" means any one of them;

"Partnership" has the meaning ascribed thereto in the preamble;

"Partnership Interest" means the interest of a Partner in the Partnership consisting of: (i) such Partner's interest and share in profits, losses, reserves, holdbacks, allocations and distributions of the Partnership and its common stock (as referred to in the Civil Code); (ii) such Partner's capital account maintained on the books of the Partnership; (iii) such Partner's right to vote or grant or withhold consents or approvals with respect to Partnership matters (if any) as provided herein or in the Civil Code; and (iv) such Partner's other rights, obligations and privileges as provided herein or in the Civil Code, and includes Units;

"Partnership Property" means the assets and property (including monies) of the Partnership, from time to time;

"Partnership Publicity Act" means the Act respecting the legal publicity of sole proprietorships, partnerships and legal persons (Québec) as the same may be amended, supplemented or restated from time to time, and includes all regulations promulgated thereunder; and any reference to the Partnership Publicity Act also refers to any successor or replacement legislation of the Province of Québec;

"Paying Non-Default Special Partner" has the meaning ascribed thereto in Section 16.6;

"Person" means any individual, sole proprietorship, partnership, corporation or company, with or without share capital, trust, foundation, joint venture or any other incorporated or unincorporated entity or association of any nature;

"Prime Rate" means, in respect of any day, the annual rate of interest established from time to time by the Royal Bank of Canada or its successor as being its reference rate then in effect for determining interest rates on commercial loans in Canadian Dollars made in Canada by Royal Bank of Canada or its successors;

"Pro-Rata Share" means, with respect to any Partner, (i) the percentage determined by dividing the number of Units held by such Partner by the total number of issued and outstanding Units at such time, and (ii) as of the date of this Agreement, the percentage set forth next to such Partner's name as its Pro-Rata Share in Section 8.5; provided that the total of all Pro-Rata Shares shall always be equal to 100%;

"Put Notice" has the meaning ascribed thereto in Section 10.6(b);

"Put Trigger Date" has the meaning ascribed thereto in Section 10.6(c);

"Qualifying Shares" means shares that a Person must hold to qualify as a director of the issuing corporation under applicable Law, or shares held by a Person or Persons (equal to no more than 1% of the issued and outstanding share capital of the issuing corporation) so that the issuing corporation has the minimum number of shareholders or members required under applicable Law;

"Register" means the register of, inter alia, the names and domicile of each of the Special Partners, the number of Units held by each of the Special Partners, any information concerning their contributions to the common stock of the Partnership, and such other information which the General Partner is required to keep under the Civil Code;

"Rules" has the meaning ascribed thereto in Section 19.3(a);

"Schedules" means the Schedules attached hereto;

"Security Interest" means any mortgage, pledge, assignment by way of security, security granted under the Bank Act (Canada), hypothec (legal or conventional, immovable or movable, with or without delivery), pledge, security agreement, financing or any other security interest on any property and any and all similar arrangements, conditions or encumbrances on any property that in substance secure payment or performance of an obligation, including any and all similar arrangements, conditions or encumbrances on any property under any Law applicable to any Partner;

"Selling Partner" has the meaning ascribed thereto in Section 10.7;

"Series A Partner" means the Special Partner that holds, or whose Affiliate holds, the GP Class A Shares (being BSI as at the date of this Agreement);

"Series B Partner" means the Special Partner that holds, or whose Affiliate holds, the GP Class B Shares (being DCC LP Canco as at the date of this Agreement);

"Shareholders Agreement" means the shareholders agreement with respect to GP entered into concurrently with this Agreement between BSI, DCC GP Co and GP, as the same may be amended from time to time;

"Special Partner" means the special partners of the Partnership as at the date of this Agreement, namely BSI and DCC LP Canco, for so long as they remain special partners of the Partnership, and any other Person which becomes and remains a special partner of the Partnership in accordance with the provisions of this Agreement; and "Special Partners" is the collective reference to all such parties;

"Supply Agreement" means the agreement between the Partnership, DCC Customer and BSI entered into on the date hereof, as the same may be amended from time to time, regarding the supply and allocation of silicon metal output from the Business;

"Tagging Partner" has the meaning ascribed thereto in Section 10.5;

"Taxation Act" means the Taxation Act (Québec) as the same may be amended, supplemented or restated from time to time, and includes all regulations promulgated thereunder; and any reference to the Taxation Act also refers to any successor or replacement legislation of the Province of Québec;

"Third Party Offer" has the meaning ascribed thereto in Section 10.4;

"Transfer" means, in respect of a Partnership Interest or GP Shares, a transfer, sale, exchange, assignment, creation of a Security Interest or other encumbrance or disposition, including the grant of an option or other right, whether directly or indirectly through the transfer of equity interests of an Affiliate substantially all of whose assets are comprised of a Partnership Interest or GP Shares, whether voluntarily, involuntarily, by operation of law or pursuant to a merger, amalgamation, consolidation or similar business combination, of or in relation to such Partnership Interest and/or GP Shares; provided, that (i) a transfer of equity interests in BSI Parent shall not be deemed a Transfer (although may represent a Change of Control Event), (ii) a transfer of the equity interests of DCC LP Canco Parent shall not be deemed a Transfer, (iii) a reorganization involving BSI and BSI Parent whereby BSI is merged or wound-up into BSI Parent shall not be deemed a Transfer and a reorganization of DCC LP Canco and DCC LP Canco Parent (or one of its Affiliates) whereby DCC LP Canco is merged or wound-up into DCC LP Canco Parent (or one of its Affiliates) shall not be deemed a Transfer and (iv) "Transferred", "transferred", "Transferee", and "transferee" each have a correlative meaning. The foregoing notwithstanding, the grant of a Security Interest in a Partnership Interest or GP Shares to a financial institution in connection with any bona fide loan to a Partner or its Affiliates from such financial institution in which such financial institution does not have the power to vote or dispose of such Partnership Interest or GP Shares other than in case of a default caused by the action or inaction of such Partner, and, in such case, such financial institution holds the Partnership Interest or GP Shares subject to the terms and conditions of this Agreement and the Shareholders Agreement (including, without limitation, subject to the provisions of Article 10 hereof), and which Security Interest shall be automatically released upon a Special Partner's exercise of any call rights under Sections 10.7 and 16.5, shall not be deemed a Transfer;

"Unanimous Resolution" means:

(i)	a resolution passed by the votes of both Special Partners at a duly constituted meeting of the Partners or any adjournment thereof; or

(ii)	a written resolution signed in one or more counterparts by both Special Partners;

"Units" means the units evidencing the Partnership Interest of a Partner; and

"Valuation Price" has the meaning ascribed thereto in Section 10.6(d).

ARTICLE 2

TERM

2.1 Effective date and Term

This Agreement will be effective from the date hereof and, unless it is terminated earlier in accordance with the terms of this Agreement, will continue for a period of 99 years commencing as and from October 1, 2010. To the fullest extent permitted under applicable Law, each of the Partners hereby waives its rights under Article 2228 of the Civil Code with respect to withdrawal from the Partnership.

ARTICLE 3

THE PARTNERSHIP

3.1 Formation of Partnership.

GP, as general partner, and BSI, as special partner, constituted themselves as a limited partnership under the Civil Code and the Partnership Publicity Act on August 18, 2010 and subject to the terms and conditions of the Original Limited Partnership Agreement. Each of GP and BSI hereby acknowledge and agree that it has executed such declarations, certificates, statements and other documents, and has done such filings, registrations and recordings and performed such other acts that were required in order to comply with the requirements of Laws applicable in the Province of Québec for the formation and maintenance of the Partnership as a limited partnership. The Partners hereby acknowledge and agree that henceforth they shall execute such other declarations, certificates, statements and other documents, and do such further filings, registrations and recordings and perform such further acts that shall be required in order to comply with the requirements of Laws applicable in the Province of Québec for the maintenance of the Partnership as a limited partnership.

3.2 Name

The Partnership shall carry on business under the name of "Silicium Québec Société en commandite" in its French language version and "Québec Silicon Limited Partnership" in its English language version or such other name as may, from time to time, be designated by all the Partners. Subject to applicable Law, the French and English language versions may be used alone or together.

3.3 United States Tax Classification

It is the intention of the parties hereto that the Partnership be treated as a partnership for United States federal, state and local income tax purposes. The Partnership shall not elect to be treated as other than a partnership under Treasury Regulations Section 301.7701-3(c) (or any corresponding applicable provisions of United States state or local law) unless the Series B Partner instructs the Partnership otherwise, in which case the Partnership shall make such election and timely file any required Internal Revenue Service Forms, as instructed by the Series B Partner. Subject to such election, neither the Partnership nor any Partner shall take any other action that may cause the Partnership to be treated as other than a partnership for United States federal, state and local income tax purposes.

ARTICLE 4

BUSINESS OF THE PARTNERSHIP

4.1 Business

The Partnership was formed and is hereby continued for the purpose of carrying out the Business. Except as otherwise provided in this Agreement, the Partnership will have the power to do any and every act necessary, proper, convenient or incidental to the pursuit or accomplishment of the Business under this Agreement. The Partnership shall carry on business in such a manner as to ensure, to the greatest extent possible, the limited liability of the Special Partners, and the General Partner shall register the Partnership in any jurisdiction where the General Partner considers it appropriate or is required to do so.

4.2 Registered domicile and principal executive office

The registered domicile of the Partnership shall be located at 6500, Yvon-Trudeau Street, Bécancour, Québec, or at such other location approved by all the Partners.

4.3 Fiscal Year

The fiscal year of the Partnership will end on December 31 of each year, subject to amendment by the GP Board in accordance with the Shareholders Agreement (the "Fiscal Year").

ARTICLE 5

MANAGEMENT OF THE PARTNERSHIP

5.1 General

Subject to the provisions of the Civil Code, the business and affairs of the Partnership will be managed solely by the General Partner. Subject to the terms of this Agreement, the Shareholders Agreement and the GP Organizational Documents, the General Partner shall have exclusive authority to manage, control and administer the business, affairs and undertaking of the Partnership and, subject to decisions of the Special Partners under this Agreement (when required), to make all decisions regarding the business, affairs and undertaking of the Partnership. Pursuant to the foregoing, the General Partner shall have all of the rights and powers of a general partner as provided in the Civil Code and as otherwise provided by applicable Law, and, subject to the foregoing, any action taken by the General Partner shall constitute the act of, and serve to bind, the Partnership.

5.2 Restrictions on Special Partners

Subject to the provisions of the Civil Code, no Special Partner shall have any right or authority to:

(a)	borrow or use the funds of the Partnership; or

(b)
except as permitted or contemplated under this Agreement, compel or seek a partition or sale, judicial or otherwise, of any Partnership Property, or otherwise require any Partnership Property to be distributed to any Partner in kind.

5.3 Restrictions on General Partner

Notwithstanding the provisions of Section 5.1, the General Partner shall not, without the prior written consent of all of the Special Partners:

(a)	do any act in contravention of this Agreement;

(b)	do any act which makes it impossible to carry on the business, affairs and undertaking of the Partnership; or

(c)	carry-on any business, affairs and undertaking other than the Business.

5.4 Limited Liability of a Special Partner

Subject to the provisions of the Civil Code, the liability of a Special Partner for the debts, liabilities and other obligations of the Partnership is limited to its agreed contribution to the Partnership pursuant to this Agreement and a Special Partner will not as such or otherwise be liable for any further assessment, claim or contribution to the Partnership. For greater certainty, the approval, whether express or implied, if any, by any Special Partner of any cash call forecast presented to the Special Partners shall in no event constitute or be construed as an amount which such Special Partner has agreed to contribute to the Partnership.

ARTICLE 6

THE GENERAL PARTNER

6.1 Power of Attorney

Each Special Partner hereby constitutes and appoints the General Partner, with, subject to the Civil Code, full power and authority to delegate, without however in any way relieving the General Partner from any of its obligations and liabilities hereunder or under any applicable Law, its true and lawful attorney, agent and mandatary, with full power and authority, in its name, place and stead, and for its use and benefit, to:

(a)	execute, swear to, record and file in the appropriate public offices any and all of the following:

(i)
all declarations, including declarations of change, and other instruments necessary to form, qualify, continue and keep in good standing the Partnership as a valid and subsisting limited partnership under Laws applicable in the Province of Québec and in all jurisdictions where it carries on business;

(ii)
all declarations, including declarations of change, and other instruments necessary to reflect any amendment to this Agreement, provided, that such amendments were duly authorized pursuant to this Agreement; and

(iii)
any elections under the Income Tax Act, the Taxation Act, and under any analogous legislation on behalf of the Partnership as may be necessary, prudent or advisable in connection with the business, assets, properties, affairs and undertaking of the Partnership, including its dissolution, winding-up, liquidation and termination (if such dissolution, winding-up, liquidation or termination is authorized pursuant to this Agreement), as the case may be, provided, that the General Partner does not exceed its authority, in executing any such elections;

(b)
execute and file with any governmental authority any documents necessary to be filed in connection with the business, assets, properties, affairs and undertaking of the Partnership as authorized in this Agreement;

(c)	subject to the provisions of this Agreement, execute and deliver such documents for, on behalf of and in the name of the Partnership as may be necessary to carry on the Business;

(d)	execute and deliver such documents as are necessary to give effect to any duly authorized amendment to this Agreement; and

(e)
execute and deliver such instruments, documents, conveyances and other instruments as may be necessary in the discretion of the General Partner to give effect to any dissolution, winding-up, liquidation or termination of the Partnership authorized pursuant to this Agreement. The authority granted to the General Partner pursuant to this Section 6.1(e) shall not cease on the dissolution, winding-up, liquidation or termination of the Partnership, but shall continue in full force and effect thereafter. The provisions of this Section 6.1, however, shall not permit the General Partner to delegate authority for matters requiring a special vote of the GP Board pursuant to the GP Organizational Documents or the Shareholders Agreement, unless any such approval is obtained.

6.2 General Provisions Concerning Power of Attorney

The grant of power and authority contained in Section 6.1:

(a)
has been granted in connection with the performance of a specific obligation, namely the obligation to administer and manage the business, assets, properties, affairs and undertaking of the Partnership;

(b)
may be exercised by the General Partner on behalf of each Special Partner by a facsimile signature or by listing all of the Special Partners executing any instrument with a single signature as attorney and agent for all of them; and

(c)	will extend to and be binding upon the heirs, executors, administrators, legal representatives, successors and assigns of the Special Partners.

Notwithstanding Section 6.1(e), the power of attorney shall continue only as long as the attorney, agent and mandatary is the general partner of the Partnership, and shall terminate thereafter with respect to that attorney, agent and mandatary upon substitution therefor of a replacement general partner of the Partnership, and shall also terminate with respect to a Special Partner on any Transfer by the Special Partner of all of its Partnership Interest except with respect to such actions as are necessary to effect substitution of the transferee or assignee as a Special Partner in the Partnership.

6.3 Specific Power and Authority of the General Partner

(a)
Subject to the terms and conditions of this Agreement and subject to obtaining any requisite approval of the GP Board in accordance with the GP Organizational Documents and/or Shareholders Agreement, it is hereby acknowledged and agreed that the General Partner has been authorized to do for or on behalf of or in the name of the Partnership all things which, in its sole judgment, are necessary, proper or desirable to manage and carry on the Business (including the day-to-day business, affairs and undertaking of the Partnership), with the right, power and authority for and on behalf of and in the name of the Partnership, and responsibility and obligation, to:

(i)	maintain proper and complete accounting records for the Partnership, including as required by the Partnership and/or by applicable Law;

(ii)	authorize the payment of operating expenses incurred on behalf of the Partnership in connection with the Business;

(iii)	calculate the amount of allocations and distributions by the Partnership;

(iv)
prepare financial statements, regulatory filings, income tax returns, information returns, compliance reports and financial and accounting information as required by the Partnership and/or by applicable Law;

(v)	ensure that the Partners are provided with financial statements and other reports as are required from time to time by applicable Law or under this Agreement;

(vi)
ensure that the Partnership is operated at a level commensurate with industry standards and, in all cases, complies with all applicable regulatory requirements and applicable Laws (including, without limitation, those related to labour, safety and environmental matters);

(vii)
ensure that the Partnership adopts, and adheres to, the code of conduct governing the operations of BSI (including the portions of such code relating to laws comparable to the United States Foreign Corrupt Practices Act);

(viii)	negotiate and enter into contracts and agreements with third-party providers of services, including attorneys, auditors, contractors and engineers, with respect to the Business;

(ix)	negotiate, execute and perform all agreements which require execution by the Partnership involving matters or transactions with respect to the Business;

(x)
open and manage bank accounts in the name of the Partnership and spend the capital of the Partnership in the exercise of any right or power exercisable by the General Partner hereunder, in connection with the Business;

(xi)
except as expressly limited in this Agreement, incur such liabilities in the name of the Partnership from time to time as the General Partner may determine without limitation with regard to amount, cost or conditions of reimbursement of such liabilities, in connection with the Business;

(xii)	purchase, lease, or otherwise deal with assets and properties for the Business;

(xiii)
transfer, assign, encumber, hypothecate or pledge all or any of the Partnership Property now owned or hereafter acquired, to secure any present and future liabilities and related expenses of the Partnership and to sell all or any of such Partnership Property pursuant to a foreclosure or other realization upon the foregoing transfers, assignments, encumbrances, hypothecations and pledges;

(xiv)	establish cash reserves that are determined to be necessary or appropriate for the proper management and operation of the Partnership;

(xv)
see to the sound management of the Partnership, and manage, control and develop all the activities of the Partnership and take all measures necessary or appropriate for the Business or ancillary thereto;

(xvi)	incur costs and expenses in the name of or for the account of the Partnership, provided, that such costs and expenses are incurred in connection with the Business;

(xvii)
employ, retain, engage or dismiss from employment personnel, counsel, auditors, agents, contractors, subcontractors, engineers, representatives or professionals with the powers and duties, as may be necessary, prudent or advisable in the carrying on of the Business (including, without limitation, pursuant to any services agreement which may be in effect from time to time);

(xviii)	invest cash assets of the Partnership that are not immediately required for the Business in investments which the General Partner considers appropriate;

(xix)
act as attorney in fact or agent and mandatary of the Partnership in disbursing and collecting monies for the Partnership and fulfilling the obligations of the Partnership and handling and settling any claims of the Partnership;

(xx)	commence or defend any act or proceeding in connection with the Partnership (including, subject to Section 19, defend any action taken against the directors and officers of the General Partner);

(xxi)	file returns or other documents required by any governmental, regulatory or like authority;

(xxii)	do anything that is in furtherance or incidental to the Business or that is provided for in this Agreement;

(xxiii)	obtain and maintain insurance coverage (including directors and officers insurance) commensurate with industry standards;

(xxiv)	execute, acknowledge and deliver the documents necessary to effect any or all of the foregoing or otherwise in connection with the Business;

(xxv)	generally carry out the objects, purposes, business and undertaking of the Partnership; and

(xxvi)	provide office facilities and personnel to carry out any of the foregoing acts, functions or services.

6.4 Duty of Care

The General Partner shall exercise the powers and authorities and discharge its duties under this Agreement honestly and in good faith, and in the best interests of the Special Partners, and in connection therewith, exercise the degree of care, diligence and skill that a reasonable prudent general partner of a partnership, the principal business and undertaking of which is the Business, would exercise in comparable circumstances. The General Partner shall manage and operate the Partnership in such a manner as to ensure that the limited liability of the Special Partners is retained.

6.5 Limitation of Liability

(a)
Neither the General Partner nor any Affiliated Persons thereof nor their respective shareholders, officers, directors, or employees shall be liable, responsible or accountable in damages or otherwise to the Partnership or any Special Partner for any action taken or failure to act on behalf of the Partnership within the scope of the power and authority conferred on the General Partner by this Agreement or by applicable Law unless such action or omission was performed or omitted fraudulently or constituted an intentional or gross fault.

(b)	The General Partner is not personally liable for the return of any Capital Contribution made by a Partner to the Partnership.

(c)
The General Partner may exercise any of the powers or authority granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its mandataries and agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such mandatary or agent appointed by the General Partner honestly, in good faith and in the best interests of the Special Partners.

6.6 Payments to the General Partner of Expenses

All expenses incurred by the General Partner in managing and operating the Partnership, including the cost of such professional, technical, administrative and other services and advice as it shall deem necessary, shall be paid by the Partnership.

6.7 Other Matters Concerning the General Partner

(a)
The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed, delivered or presented by the proper Person.

(b)
The General Partner may consult with reputable legal counsel, accountants, investment bankers and other consultants, experts and advisers selected by it, and any act taken or omitted in reliance upon the opinion of such Persons as to matters that the General Partner reasonably believes to be within such Person's professional or expert competence shall be conclusively presumed to have been done or omitted in good faith.

6.8 Status and Capacity of the General Partner and the Partnership

The General Partner hereby represents and warrants to and covenants with each Special Partner that:

(a)
Subsistence (General Partner). The General Partner is and will continue to be a valid and subsisting company under the Companies Act (Québec) or such other jurisdiction under which the General Partner may be continued or under which a successor to the General Partner may be formed, incorporated, amalgamated or continued, and has the capacity to own its assets and properties;

(b)
Subsistence (Partnership). The Partnership is, and subject to the provisions of this Agreement, will continue to be, a valid and subsisting limited partnership under the Laws applicable in the Province of Québec or such other jurisdiction under which the Partnership may become registered;

(c)
Capacity (General Partner). The General Partner has the full capacity and authority to act as the general partner of the Partnership, to perform its obligations under this Agreement and to enter into and be bound by this Agreement;

(d)	Capacity (Partnership). The Partnership has the full capacity and authority to perform its obligations under this Agreement and to be bound by this Agreement;

(e)	Residency (General Partner). The General Partner is and will continue to be a "corporation deemed resident" in Canada for the purposes of the Income Tax Act;

(f)
Activities. The General Partner has not conducted and will not conduct any business or activities other than business or activities related to the business, affairs and undertaking of the Partnership and has no assets or liabilities of any nature other than assets or liabilities acquired in connection with the business, affairs and undertaking of the Partnership (which assets may include Partnership Interest); and the General Partner, while the general partner of the Partnership, will carry on no business and incur no liabilities other than for the purposes set forth in this Agreement or resulting, directly or indirectly, from it being the General Partner;

(g)
Extra-Jurisdictional Registration (Partnership). The Partnership is, and will continue to be, qualified to carry on business in any jurisdiction in which the Partnership carries on business if such qualification is required under the laws of that jurisdiction;

(h)
Extra-Jurisdictional Registration (General Partner). The General Partner holds and will maintain the registrations necessary for the conduct of its business and has and will continue to have all licenses and permits necessary to carry on its business as the general partner of the Partnership in all jurisdictions where the activities of the General Partner or the Partnership require licensing or some other form of registration of the General Partner;

(i)	Authorizations. This Agreement has been duly authorized, executed and delivered by the General Partner;

(j)
No Conflict. The signing, delivery and performance by the General Partner of this Agreement do not violate any of the articles, by-laws or other constating documents of the General Partner, or any agreements to which it is a party or any applicable Law, except for such violations which would not have a material adverse effect on the Partners or the Partnership;

(k)	Legally Binding. This Agreement constitutes legal, valid and binding obligations of the General Partner, enforceable against it in accordance with its terms;

(l)
No Bankruptcy or Insolvency. The General Partner is not bankrupt or Insolvent and there are no proceedings pending or being contemplated by it or, to its knowledge, threatened against it which would result in it being or becoming bankrupt or Insolvent; and

(m)
Legal Proceedings. There is not pending against the General Partner or, to its knowledge, threatened against it any legal proceedings that could have a material adverse effect on the Partners or the Partnership.

The General Partner hereby covenants and agrees that it will not change its status as represented and warranted herein and shall promptly provide evidence of such status to any Special Partner that may reasonably request such evidence.

6.9 Insurance

The General Partner, at the expense of the Partnership, shall, subject to any requisite approval of the GP Board under the GP Organizational Documents and/or Shareholders Agreement, at all times maintain or cause to be maintained public liability insurance and "all risks" physical loss or damage insurance against all Partnership Property and such other insurance, in such amount and type as is customary for a business similar to the Business and as is otherwise deemed by the General Partner to be prudent in the circumstances.

6.10 Transactions Involving the General Partner and its Controlled Affiliated Persons

Subject to the other provisions of this Agreement and the Shareholders Agreement, the validity of a transaction, agreement or payment involving the Partnership, on the one hand, and the General Partner and/or its Controlled Affiliated Persons, on the other hand, shall not be affected by reason of the relationship between the Partnership, the General Partner and its Controlled Affiliated Persons, including by reason of the approval of the transaction, agreement or payment by the directors of the General Partner, all of whom may be officers or directors of or otherwise interested in or related to the Controlled Affiliated Person.

6.11 Safekeeping of Assets

The General Partner is responsible for the safekeeping and use of all Partnership Property, whether or not in its immediate possession or control, and will not employ or permit another Person to employ or use Partnership Property except for the exclusive benefit of the Partnership.

6.12 Payments

The General Partner shall pay or cause to be paid out of the funds of the Partnership, on hand or borrowed for the purpose of the Business, costs or expenses as and when they become due.

6.13 Restrictions upon the General Partner

The General Partner's power and authority does not extend to any matter, power, action or authority set forth in Section 7.8 of the Shareholders Agreement, unless and until the requisite approval of the GP Board is obtained in accordance with the Shareholders Agreement and/or the GP Organizational Documents.

6.14 Prohibition from Commingling Funds

The funds of the Partnership shall not be commingled with the funds of the General Partner or any other Person.

ARTICLE 7

THE SPECIAL PARTNERS

7.1 Status and Capacity of the Special Partners

Each Special Partner hereby represents and warrants to and covenants with the General Partner and each other Special Partner that, as of the date hereof:

(a)
Subsistence. It is duly formed, constituted, created, incorporated, amalgamated or continued, as the case may be, and validly existing under the laws of its jurisdiction of formation, constitution, creation, incorporation, amalgamation or continuation, as the case may be, and it has the capacity to own its assets and properties;

(b)	Capacity. It has the capacity and authority to enter into and be bound by this Agreement;

(c)	Residency. It is and will continue to be (i) "resident" in Canada for the purposes of the Income Tax Act or (ii) a "Canadian partnership" within the meaning of the Income Tax Act;

(d)	Authorizations. This Agreement has been duly authorized, executed and delivered by it;

(e)
No Conflict. The signing, delivery and performance by it of this Agreement do not violate any of its articles, by-laws or other constating documents, or any agreements to which it is a party or any applicable Law, except for such violations which would not have a material adverse effect on the Partnership or the Partners;

(f)	Legally Binding. This Agreement constitutes legal, valid and binding obligations of such Special Partner, enforceable against it in accordance with its terms;

(g)
No Bankruptcy or Insolvency. It is neither bankrupt nor Insolvent, and there are no proceedings pending or being contemplated by it, and/or to its knowledge, threatened against it, which would result in it being or becoming bankrupt or Insolvent;

(h)	Legal Proceedings. There is not pending or, to its knowledge, threatened against it any legal proceedings that could have a material adverse effect on the Partnership or the Partners; and

(i)	Title to Partnership Interest. It owns the Partnership Interest registered in its name free and clear of any Security Interest other than Security Interest permitted by Section 9.1.

Each Special Partner hereby covenants and agrees that it shall not change its status under Sections 7.1(b) and 7.1(g) as represented and warranted herein, shall promptly provide evidence of its status under Section 7.1(b) to the General Partner upon reasonable request and shall not Transfer its Partnership Interest or any part thereof to any Person which would be unable to make the representations and warranties set forth in this Section 7.1.

7.2 Competing Businesses

Each Special Partner agrees that, except as expressly provided in this Agreement, the Framework Agreement, the Shareholders Agreement or the Supply Agreement, no Special Partner shall have any duty to disclose any information to the Partnership or permit the Partnership to participate in any projects or investments or any other opportunity that may be of interest to the Partnership if it were aware of such information or opportunity, and GP hereby waives, on behalf of the Partnership to the extent permitted by law, any claim based on the corporate opportunity doctrine or any similar legal doctrine. The Special Partners agree that, subject to fulfillment of their obligations in this Agreement, the Framework Agreement, the Shareholders Agreement and the Supply Agreement, any Special Partner may compete or engage in activities that are competitive, directly or indirectly, with the Partnership or any other Special Partner. Notwithstanding the foregoing, whenever this Agreement requires any Person (including GP and the GP Board) to make any determination or take any action in "good faith", such requirement shall include the obligation to not favour any Special Partner over any other Special Partner.

ARTICLE 8

CAPITAL

8.1 Capital

The Partnership may issue an unlimited number of Units. The interests of the Partners in the assets, profits and losses of the Partnership shall be divided into and represented by Units issued in accordance with this Agreement, each representing a proportionate share of the aggregate interests of the Partners in the assets, profits and losses of the Partnership.

8.2 Attributes of the Units

Except as otherwise expressly provided herein, each Unit shall be non-transferable and non-redeemable. To the fullest extent permitted under applicable Law, each of the Special Partners hereby waives its rights under Article 2241 of the Civil Code with respect to the withdrawal of capital contributions. Each Unit shall be identical to all other Units in all respects and, accordingly, shall entitle the holder to the same rights and obligations as a holder of any other Unit; provided, however, that each Partner hereby acknowledges and agrees that the ownership of Units by the Special Partners shall not in any event affect the status and rights and obligations pursuant to this Agreement of the Special Partners as special partners of the Partnership, notwithstanding the fact that the Units held by the Special Partners have the same attributes as the Units held by the General Partner.  Each Unit is a security for the purposes of An Act respecting the transfer of securities and the establishment of security entitlements (Québec).

For greater certainty and subject to and without limiting any other provisions of this Agreement, each Unit shall have equal voting, distribution, liquidation and other rights and shall have no preference, conversion, exchange, pre-emptive or redemption rights.

8.3 Units Fully-Paid and Non-Assessable

The Partnership shall issue Units only as fully-paid and non-assessable.

8.4 [Reserved]

8.5 Individual Capital Accounts

An individual capital account shall be maintained for each Partner and shall be credited with the amount of its Capital Contribution to the Partnership. Each capital account shall be maintained in Canadian currency for tax, accounting and any other purpose.  Any Capital Contribution in United States currency by DCC LP Canco is to be converted to Canadian currency in its capital account on the date hereof using a United States dollar/Canadian dollar exchange rate equal to the internal rate of Dow Corning Corporation as at September 30, 2010. No Partner shall be entitled to withdraw any part of its capital account or to receive any Distribution except as provided or permitted in this Agreement. The Partnership Interest of a Partner shall not terminate by reason of there being a negative or a zero balance in its capital account. The Partners shall not be entitled to interest on any amounts standing to their credit in the capital accounts of the Partnership.

8.6 Units Issued and Outstanding

The following table sets out the name of the holder of Units, the number of Units held by each such Person and the Pro Rata Share held by each such Person, as at the date hereof following the DCC LP Canco Unit Acquisition:

Name of holder of Units	Number of Units held by each such Partner	Pro Rata Share held by each such Partner
GP	10.01%
BSI	51,000	50.9949%
DCC LP Canco	49,000	48.9951%
TOTAL	100,010	100%

8.7 Admission of Additional Partners

No Person shall be admitted to the Partnership as either a Special Partner or a General Partner without approval by a Unanimous Resolution or otherwise as expressly permitted under this Agreement or the Shareholders Agreement.

8.8 Additional Units

No additional Units may be issued without approval by a Unanimous Resolution or otherwise as expressly provided in this Agreement or the Shareholders Agreement.

8.9 Registrar and Transfer Agent; and Amendments to the Register

The General Partner shall act as registrar and transfer agent for the Partnership and shall maintain such books and records as are necessary and appropriate to record the names and domicile of the Special Partners, the number of Units held by each Special Partner, any information concerning their contributions to the common stock of the Partnership, any advances made by the Special Partners to the Partnership, particulars of any transfers of Units, and such other information which the General Partner is required to keep under the Civil Code. Without limiting the generality of the foregoing, the General Partner shall promptly register and give effect to all Transfers which are permitted under this Agreement (including additions, removals and amendments required to be made to the Register and the Declaration which result therefrom), proceed with the issuance of all Units resulting therefrom and ensure that a Register is maintained in accordance with the Civil Code and the Partnership Publicity Act. The said registrar and transfer agent shall perform all duties usually and customarily performed by transfer agents and registrars of certificates of shares in a corporation, except as the same may be modified or adapted to take into consideration the existence of units, instead of shares, and a partnership instead of a corporation.

8.10 Inspection of Register

The General Partner shall permit any Special Partner or its agent duly appointed in writing at the expense of the Special Partner to inspect the Register at any reasonable time during normal business hours.

8.11 Certificates

The form of certificate evidencing a Unit shall be in such form as is from time to time approved by the General Partner and shall be signed by the General Partner. Every Partner shall be entitled to receive a certificate evidencing the Units of such Partner. Each certificate shall be endorsed with a legend to the effect that the Units evidenced thereby may not be sold, exchanged, transferred, assigned, donated, encumbered, hypothecated, mortgaged, pledged, alienated or monetized except as permitted under this Agreement.

8.12 Lost Certificates

Where a Partner claims that the certificate for its Units has been defaced, lost, destroyed or wrongly taken, the registrar and transfer agent shall cause a new certificate to be issued in substitution for the original certificate if the Partner satisfies such other reasonable requirements imposed by the registrar and transfer agent including a requirement to deliver a form of proof of loss and an indemnity.

8.13 Effect of Registration

The receipt by the Person in whose name any Unit is recorded on the Register shall be a sufficient discharge for all monies, securities and other property payable, issuable or deliverable in respect of such Unit and from all liability therefor. The Partnership and the General Partner are entitled to treat the Person in whose name a Unit is registered as the absolute owner thereof.

8.14 Retirement of Note

Promptly following the execution of this Agreement and the issuance of LP Interests to DCC LP Company, the Partnership shall pay to BSI US $40,254,751, in full satisfaction of the Note.

ARTICLE 9

SECURITY INTERESTS

9.1 Limitation on Security Interests

Except (i) for Security Interests created in favour of Affiliates, (ii) as otherwise provided in Section 9.2, (iii) with approval by Unanimous Resolution or (iv) for Security Interests the creation of which would not constitute a Transfer pursuant to the definition thereof, no Partner shall create or suffer to be created any Security Interest on any of its Partnership Interest, its rights under this Agreement, the Shareholders Agreement or the Supply Agreement. Any purported Security Interest that is not in compliance with this Section 9.1 shall be void as between the Partners and the Partnership.

9.2 Security Interest by Operation of Law

Section 9.1 shall not apply to any Security Interest on the Partnership Interests or the rights under this Agreement or the Shareholders Agreement or the Supply Agreement arising from or imposed by any applicable Law which secures payment or performance by any Partner of any obligations that are not overdue, delinquent or payable.

ARTICLE 10

TRANSFER OF PARTNERSHIP INTEREST

10.1 Prohibition on Transfer

Notwithstanding Article 2243 of the Civil Code, for a period of five years after the date hereof, no Partner shall Transfer all or any part of its Partnership Interest except with the prior written agreement of all of the other Partners (which consent may be withheld for any or no reason), except as provided in Section 10.8. In addition, no Partner may at any time Transfer less than all of its Partnership Interest. All permitted Transfers (other than Transfers contemplated by Section 10.8) are subject to a corresponding Transfer of all of a Partner's (or, as applicable, one of its Affiliate's) GP Shares and, except as otherwise expressly provided, its (or, as applicable, one of its Affiliate's) rights and obligations under the Supply Agreement.

10.2 No Violation of Applicable Laws

Notwithstanding anything herein to the contrary, no Partner shall be entitled to Transfer any Partnership Interest at any time if such Transfer would violate applicable Laws.

10.3 Transfers in Violation of this Agreement

Any purported Transfer by a Partner of all or any part of its Partnership Interest (and its, or, as applicable, an Affiliate's, rights under the Supply Agreement) other than in accordance with this Agreement shall be null and void, and the General Partner shall refuse to recognize any such Transfer of such Partnership Interest (and rights under the Supply Agreement) for any purpose and shall not reflect in the Register any change in ownership of such Partnership Interest pursuant to any such Transfer. Any Partner purporting to make a Transfer of all or any part of its Partnership Interest which is null and void pursuant to this Agreement shall (until such time as such Partner agrees in a writing executed by such Partner and delivered to the Partnership that such purported Transfer is rescinded and shall have no force or effect) cease to have any rights and powers otherwise provided to such Partner pursuant to this Agreement with respect to the Partnership, except that such Partner shall have the right to share in such profits and losses, to receive such Distributions, and to receive such allocation of income, gain, loss, deduction, or credit or similar item to which such Partner is otherwise entitled pursuant to this Agreement. Any purported Transferee of a Transfer which is null and void pursuant to this Agreement shall have no rights or powers with respect to the Partnership pursuant to this Agreement.

10.4 Rights of First Refusal

Following the five-year period immediately following the date hereof, if a Special Partner desires to Transfer all (but not less than all) of its Partnership Interest and all (but not less than all) of its (or one of its Affiliate's) GP Shares and such Partner shall have received a bona fide written proposal from a third party to acquire its Partnership Interest and its (or one of its Affiliate's) GP Shares and its rights under the Supply Agreement which otherwise complies with the terms of this Agreement (a "Third Party Offer"), then the Transfer shall be permitted as provided herein, subject to a right of first refusal in favor of the other Special Partner in accordance with the following provisions:

(a)
The transferring Special Partner shall provide the other Special Partner having a right of first refusal under this Section 10.4 with written notice (an "Offer Notice") of its desire to Transfer its Partnership Interest. The Offer Notice shall state that such Special Partner wishes to Transfer its Partnership Interest, the name and identity of the transferees, the proposed purchase price for its Partnership Interest and any other terms and conditions material to the sale set forth in the bona fide offer and contain a copy of the bona fide offer.

(b)
The other Special Partner shall have a period of up to 30 days following receipt of an Offer Notice from the transferring Special Partner to elect to purchase (or to cause one of its Affiliates to elect to purchase) all of such transferring Special Partner's Partnership Interest and to acquire all of the transferring Special Partner's (or, if applicable, its Affiliate's) related rights under the Supply Agreement on the terms and conditions set forth in the Offer Notice, by delivering to the transferring Special Partner a written notice of such election.

(c)
If the Special Partner elects to purchase (or to cause one or more of its Affiliates to elect to purchase) all of the Partnership Interest and to acquire the related rights under the Supply Agreement which are the subject of the Third-Party Offer, on the terms and conditions set forth in the Offer Notice within the applicable 30-day period, such purchase shall be consummated within three months (or such longer period as may be reasonably required to obtain any necessary regulatory approval) after the date on which the purchasing Special Partner notifies the transferring Special Partner of such election.

(d)
If neither the other Special Partner nor any of its Affiliates elects to purchase, in the aggregate, all of the transferring Special Partner's Partnership Interest and to acquire its rights under the Supply Agreement on such terms and conditions within such initial 30-day period, the transferring Special Partner and, as applicable, its Affiliate, may Transfer such Partnership Interest and rights under the Supply Agreement to the proposed transferee at any time within six months following such period on terms and conditions, including purchase price, no more favorable to the transferee than those specified in the Offer Notice.

(e)
For the avoidance of doubt, references in this Section 10.4 to the Partnership Interest of a Partner shall also include all GP Shares directly or indirectly owned by such Partner (or its Affiliates), as well as all direct and indirect rights of such Partner in the Supply Agreement.

10.5 Tag Along Rights

If, following the five-year period immediately following the date hereof and after complying with the conditions of Section 10.4, a Special Partner proposes to accept a Third-Party Offer, the other Special Partner may exercise tag-along rights with respect to its Partnership Interest in accordance with the following provisions (any such Special Partner exercising such rights, a "Tagging Partner").

(a)
The Tagging Partner shall have a period of 10 days following the expiration of the period in which it must determine whether to elect to purchase all of the transferring Partner's Partnership Interest pursuant to Section 10.4(b) within which to elect (and if so, to provide the transferring Partner with an irrevocable written notice to that effect) to sell its Partnership Interest on the same terms, conditions and price per Unit to the proposed Transferee. If the transferring Partner is unable to cause the proposed Transferee to purchase all the Partnership Interests proposed to be Transferred by the transferring Partner and the Tagging Partner, then the transferring Partner may not make such Transfer. The transferring Partner shall have a period of 60 days following the expiration of the 10-day period mentioned above to sell all the Partnership Interests agreed to be purchased by the Transferee, on the payment terms specified in the Third-Party Offer. The sale of the Tagging Partners' Partnership Interest shall occur simultaneously with the sale of the transferring Partners' Partnership Interest.

(b)
The Tagging Partner shall agree to (i) make substantially the same representations and warranties to the Transferee with respect to itself and related items as the transferring Partner makes with respect to itself and related items in connection with the Transfer, (ii) substantially the same covenants, indemnities and agreements with respect to itself and related items as agreed by the transferring Partner with respect to themselves and related items in connection with the Transfer (other than any non-competition or similar agreements or covenants that would bind such Tagging Partner or its Affiliates), and (iii) substantially the same terms and conditions to the Transfer of Partnership Interests as the transferring Partner agrees. Notwithstanding the foregoing, however, all such representations, warranties, covenants, indemnities and agreements shall be made by the Tagging Partner and the transferring Partner severally and not jointly. Notwithstanding anything herein to the contrary, there shall be no liability on the part of the transferring Partner in the event that the proposed Transfer shall not be consummated for whatever reason. Whether a sale of the Partnership Interest is effected by a transferring Partner shall be in the sole discretion of such transferring Partner.

(c)
For the avoidance of doubt, references in this Section 10.5 to the Partnership Interest of a Partner shall also include all GP Shares directly or indirectly owned by such Partner (or its Affiliates), as well as all direct and indirect rights of such Partner (or its Affiliates) in the Supply Agreement.

10.6 Put Rights Upon a Change of Control Event

A put right in favor of the Series B Partner with respect to its Partnership Interest (including, for these purposes, any direct or indirect interest in GP held by it or its Affiliates) shall be applicable in accordance with the following provisions if BSI Parent or a Change of Control Member is the subject of a Change of Control Event.

(a)
In the event that the Series B Partner elects to sell its Partnership Interest to the Series A Partner in accordance with this Section 10.6, the Series B Partner (or its Affiliate) shall have the right, at its sole option, to retain all or any portion of its rights (and the corresponding obligations) under the Supply Agreement for a period of up to two years, with any amendments or modifications as may be mutually agreed to by the Partners.

(b)
Not later than two Business Days following either (x) the execution of a definitive agreement providing for a Change of Control Event or (y) in the event there is no definitive agreement for the Change of Control Event or the Change of Control Event occurs without the consent of the board of directors of BSI Parent or the Change of Control Member, receipt of notice by BSI Parent or the Change of Control Member of the occurrence of a Change of Control Event, BSI Parent shall, or shall cause the Change of Control Member to, as applicable, provide the Series B Partner and the GP Board with written notice (a "Put Notice") describing in reasonable detail the material terms of a contemplated Change of Control Event or all material information with respect to the Change of Control Event. In the event the Series B Partner is interested in the possibility of selling its Partnership Interest to the Series A Partner, the Series B Partner shall notify BSI Parent or such Change of Control Member, as applicable, that it wishes to consider such a sale of its Partnership Interest in the manner described below in this Section, provided that such notice must be provided within 30 Business Days of the date the Series B Partner received the Put Notice (the date that such notice of consideration of a sale is provided by the Series B Member, the "Put Trigger Date"). BSI Parent shall use its reasonable efforts to, or cause Change of Control Member to use its reasonable efforts to, as applicable, make available to the Series B Partner representatives of the other party to the Change of Control Event.

(c)
During the 15-day period following the Put Trigger Date, the Series B Partner and BSI Parent or Change of Control Member, as applicable, will negotiate in good faith to determine the fair market value (the "Valuation Price") of the Series B Partner's Partnership Interest. If the Series B Partner and BSI Parent or Change of Control Parent, as applicable, agree on such valuation, then such agreed-upon amount shall be the Valuation Price. If the Series B Partner and BSI Parent or Change of Control Member, as applicable, are unable to agree on such valuation by the end of such discussion period, such parties shall submit such valuation for determination by appraisal pursuant to the procedures set forth in Section 21.4. The Partnership and the General Partner shall make available to the Series B Partner and BSI Parent or Change of Control Member, as applicable, such information that may be reasonably requested by either of them for the purposes of making this determination.

(d)
The Series B Partner shall have up to 15 days following the determination of the Valuation Price to elect to sell (or to cause an Affiliate to elect to sell) all of its Partnership Interest to the Series A Partner for an amount in cash equal to the Valuation Price by delivering to BSI Parent or Change of Control Member, as applicable, a written notice of such election within such 15-day period.

(e)
If the Series B Partner elects to sell its Partnership Interest to the Series A Partner, the closing of the sale of its Partnership Interest, for an amount in cash equal to the Valuation Price, shall occur within 30 days of delivery to BSI Parent or Change of Control Member, as applicable, of the written notice of such election as provided in Section 10.6(d), or such longer period as may be required to permit receipt of any required regulatory approval and such closing shall be conditioned on the closing of the Change of Control Event (to the extent that such Change of Control Event has not already occurred). At the closing of the transactions contemplated by this Section 10.6, the Partners, the Partnership and the General Partner shall execute all documents reasonably required to effectuate such transactions. Notwithstanding anything herein to the contrary, there shall be no liability on the part of BSI Parent or Change of Control Member, as applicable, in the event that the Change of Control Event shall not be consummated for whatever reason, and whether BSI Parent or a Change of Control Member consummates a transaction constituting a Change of Control Event shall be in the sole discretion of BSI Parent or such Change of Control Member, as applicable.

10.7 Other Call Rights

A Special Partner or one of its Affiliates (the "Calling Partner") shall be entitled to exercise rights ("Call Rights") to purchase all of the Partnership Interest of the other Special Partner (the "Selling Partner"), together with all rights of the Selling Partner and its Affiliates under the Supply Agreement (the "Called Interests"), at a price equal to the Valuation Price of the Called Interests as follows:

(a)
The Series B Partner shall have Call Rights upon any failure by the Series A Partner, following timely delivery by the Series B Partner of notice of its intent to sell its Partnership Interest pursuant to Section 10.6(d), to comply with its obligations under Section 10.6 within the 30-day period provided for in Section 10.6(e); provided that, following such sale, the Series A Partner (or its Affiliate) shall have the right, at its sole option, to retain all or any portion of its rights (and the corresponding obligations) under the Supply Agreement for a period of up to two years, with any amendments or modifications as may be mutually agreed to by the Partners.

(b)
A Special Partner shall have Call Rights upon any continuing and material failure by the other Special Partner or its Affiliates to (a) pay for output taken under the Supply Agreement or (b) make the Partnership whole for a failure to take output under the Supply Agreement, all in accordance with the terms of the Supply Agreement; provided, that, if such failure to pay or make whole is as a result of a dispute as to the amount due, such Call Right shall not be exercisable unless and until the dispute is resolved in accordance with the dispute resolution procedures set forth in the Supply Agreement and such Special Partner remains in default.

(c)
If a Special Partner elects to call (or to cause one of its Affiliates to elect to call) the Called Interests as permitted hereunder, the closing of the sale of the Called Interests, for an amount in cash equal to the Called Interests Valuation Price, shall occur within 30 days of delivery to the Selling Partner of a written notice of such election, or such longer period as may be required to permit receipt of any required regulatory approval. At the closing of the transactions contemplated hereby, the Partners, the Partnership and the General Partner and their applicable Affiliates shall execute all documents reasonably required to effectuate such transactions, including, as applicable, the substitution of the Calling Partner (or its Affiliate) as the Partner in the Partnership, the shareholder in the General Partner and the party entitled to all of the Selling Partner's output under the Supply Agreement.

(d)
During the 30-day period following notification from the Calling Partner under Section 10.7(c), the Special Partners will negotiate in good faith to determine the fair market value of the Called Interests (the "Called Interests Valuation Price"). If the Special Partners agree on such valuation, then such agreed-upon amount shall be the Called Interests Valuation Price. If the Special Partners are unable to agree on such valuation by the end of such discussion period, such parties shall submit such valuation for determination by appraisal pursuant to the procedures set forth in Section 21.4. The Partnership and the General Partner shall make available to the Special Partners such information that may be reasonably requested by either of them for the purposes of making this determination.

10.8 Transfers to Affiliates

Notwithstanding anything herein to the contrary, any Partner may Transfer any Partnership Interest to an Affiliate of such Partner, other than any Affiliate that is a non-resident of Canada, unless all the Special Partners agree otherwise. Any Transfer pursuant to this Section 10.8 need not result in a Transfer of all of such Partner's rights under the Supply Agreement.

10.9 Rights and Obligations of Transferees

Any Transferee of a Partnership Interest pursuant to a Transfer made in accordance with this Agreement shall be required, at the time of and as a condition to such permitted Transfer, to become a party to this Agreement by executing and delivering such documents as may be necessary, in the reasonable opinion of the non-transferring Partner, to effect such matters, whereupon such Transferee will be admitted as a Partner for all purposes of this Agreement. Upon such permitted Transfer and admission, such Transferee shall be entitled to receive distributions and allocations of income, gain, loss, deduction, credit or similar items to which the transferring Partner would be entitled with respect to such Units and shall be entitled to exercise any of the other rights of a Partner with respect to such transferring Partner's Partnership Interest.

10.10 Expenses Relating to Transfer

Any Partner that proposes to Transfer its Partnership Interest in accordance with the terms and conditions of this Agreement shall be responsible for any expenses incurred by the General Partner, as the case may be, in connection with such Transfer.

10.11 Application to Affiliates

For the purposes of this Article 10, reference to a Special Partner shall mean a Special Partner and any of its Affiliates that holds Units issued to it by the Partnership or transferred to it by an Affiliate in accordance with this Agreement.

ARTICLE 11

RESIGNATION OR REMOVAL OF GENERAL PARTNER

11.1 Resignation or Withdrawal of the General Partner

The General Partner shall not be permitted to resign or withdraw as general partner of the Partnership unless it gives 30 days' advance written notice to the Partnership and to the Special Partners, and such resignation or withdrawal is accepted by all the Special Partners.

11.2 Removal of the General Partner

Save and except as herein provided, the General Partner may only be removed or replaced as general partner, and a new general partner may be appointed, by unanimous consent of the Special Partners.

Upon the passing of any resolution of the directors or shareholders of the General Partner requiring or relating to the bankruptcy, dissolution, liquidation or winding-up or the making of any assignment for the benefit of creditors of the General Partner, or the filing of a proposal or a notice of intention to file a proposal under the Bankruptcy and Insolvency Act (Canada) or any successor legislation or any similar legislation of any applicable jurisdiction or the application for an order under the Companies' Creditors Arrangement Act (Canada) or any similar legislation of any applicable jurisdiction, or upon the appointment of a receiver of the assets and undertaking of the General Partner, or upon the General Partner failing to maintain its status under Section 6.8, the General Partner shall cease to be qualified to act as general partner hereunder and shall be deemed to have been removed thereupon as the general partner of the Partnership effective upon the appointment of a new general partner. The Insolvency or bankruptcy of the General Partner shall not cause the Partnership to be dissolved or terminated and such Insolvency or bankruptcy shall not be a ground for applying to any court of competent jurisdiction to have the Partnership wound up or dissolved or its interest in the Partnership Property partitioned. A new general partner shall, in such instances, be appointed by the Special Partners in accordance with the provisions of Section 13.5 after receipt of written notice of such event (which written notice shall be provided by the General Partner forthwith upon the occurrence of such event).

The General Partner may also be removed if the General Partner has committed a material breach of this Agreement or any other material agreement now or hereafter entered between the General Partner, in its capacity of general partner of the Partnership, and all of the Special Partners, in their capacity as special partners of the Partnership, which breach subsists for a period of 30 days after notice, and if such removal is approved by the Special Partners; provided, however, that in the event the default is incapable of being cured in 30 days, the General Partner may not be removed if it commences to cure the default within such 30-day period and diligently pursues such curative measures. Any such action by the Special Partners for removal of the General Partner under this Section 11.2 must also provide for the election and succession of a new general partner. Such removal shall be effective immediately following the admission of the successor general partner to the Partnership.

11.3 Transfer of Management and Title to New General Partner

On the admission of a new general partner to the Partnership or the resignation, removal or withdrawal of the General Partner, the outgoing general partner of the Partnership shall (i) do all things and shall take all steps to immediately and effectively transfer the administration, management and operation, assets, property, books, records and accounts of the Partnership to the new general partner of the Partnership including the execution of all registrations, bills of sale, certificates, declarations and other documents whatsoever which may be necessary to effect such change and to convey all Partnership Property held by the General Partner to the new general partner of the Partnership and (ii) assign to the new general partner all Units owned by the resigning general partner, for the fair market value thereof as determined by the auditors of the Partnership. All costs of such transfer shall be for the account of the Partnership.

11.4 Condition Precedent

As a condition precedent to the resignation or removal of the General Partner, the Partnership shall pay all amounts payable by the Partnership to the General Partner pursuant to this Agreement accrued to the date of resignation or removal.

11.5 Successor

In the event of a change of general partner of the Partnership, the new general partner of the Partnership shall execute a counterpart of this Agreement and enter into a new shareholders agreement with the shareholders of the new general partner which is otherwise identical to the Shareholders Agreement (the "New Shareholders Agreement") and shall from that time forward, for all purposes and in all ways, assume the liabilities, duties and obligations of the General Partner under this Agreement and shall be subject to the terms of this Agreement and the New Shareholders Agreement as of and from the effective time the new general partner becomes a party to this Agreement and the New Shareholders Agreement. A new general partner shall either be (i) "resident" in Canada for the purposes of the Income Tax Act or (ii) a "Canadian partnership" within the meaning of the Income Tax Act.

11.6 Release

Upon the resignation, removal or withdrawal of the General Partner, the Partnership and the Special Partners shall release and hold harmless the General Partner from all actions, claims, costs, demands, losses, damages and expenses suffered or incurred by the General Partner as a result of or arising out of events (other than all actions, claims, costs, demands, losses, damages and expenses which relate to the period prior to the resignation, removal or withdrawal) which occur in relation to the Partnership after the effective time of such resignation, removal or withdrawal.

ARTICLE 12

ALLOCATIONS AND DISTRIBUTIONS

12.1 Allocation of Profits and Losses

All items of income, gain, loss, deduction, credit and capital and other allocable items for tax and accounting purposes shall be allocated to the Partners (including Persons who were Partners at any time during the relevant Fiscal Year and were no longer Partners at the end of such Fiscal Year) at the end of each Fiscal Year in accordance with the following rules:

(a)	if there has been no change in the Pro-Rata Shares of the Partners during such Fiscal Year, such allocation will be based upon each Partner's Pro-Rata Share at the end of such year; and

(b)	if there has been any change in the Pro-Rata Shares of the Partners during such Fiscal Year, such allocations shall be based upon the assumptions:

(i)
that, for the purposes of the Income Tax Act, a new fiscal period of the Partnership had commenced at the time of each such change and the current fiscal period had ended immediately before such change,

(ii)
that any allocable item determined on a periodic basis was notionally allocated between such notional fiscal periods based on the number of days in each notional fiscal period and any other allocable item was allocated treating each such notional fiscal period as a separate fiscal year,

(iii)	that notional allocations were made in respect of each such notional fiscal period based on the respective Pro-Rata Shares of the Partners at the end of each such notional fiscal period, and

(iv)	that each Partner was allocated for such Fiscal Year the aggregate net amount of such notional allocations.

12.2 United States Federal Income Tax Allocations

All items of income, gain, loss, deduction, and credit shall, for each Fiscal Year, be allocated, for United States federal income tax purposes, to the Partners in the same manner as such items were allocated to the Partners pursuant to Section 12.1; provided, however, that any such item with respect to property contributed to the Partnership, at a time in which there was a difference between the adjusted basis and the fair market value of such property for United States federal income tax purposes, shall be allocated in accordance with Section 704(c) of the Code and the Treasury Regulations promulgated thereunder as determined by the GP Board, taking into account the provisions of Treasury Regulations Section 1.704-3(a)(2); and further provided, that any such item with respect to property, or any portion thereof, that is treated as contributed by the Series A Partner to the Partnership on or prior to the date hereof for United States federal income tax purposes after taking into account the Treasury Regulations promulgated under Section 707 of the Code shall be allocated in accordance with the traditional method with curative allocations or with the remedial allocation method set forth in Treasury Regulations Section 1.704-3(c) and (d), respectively, as instructed by the Series B Partner. The Partners acknowledge that they are aware of the United States federal income tax consequences of the allocations made by this Section 12.2 and hereby agree to be bound by the provisions of this Section 12.2 in reporting their respective shares of items of Partnership income, gain, loss, deduction and expense.

12.3 Annual Tax Distribution

On or before the sixtieth day following the end of the Fiscal Year, to the extent that the Partnership has sufficient Distributable Cash, the Partnership shall distribute to each Partner Distributable Cash in an amount equal to the product of (i) the income earned by the Partnership during such Fiscal Year and allocable to the Partner in accordance with Section 12.1 and (ii) the highest of the effective tax rates applicable to either of the Partners for such Fiscal Year (unless the Partners agree by a Unanimous Resolution on a different rate).

12.4 Quarterly Advances of Distributable Cash

At the written request of any Partner, on or before the thirtieth day following the end of each Fiscal Quarter of a particular Fiscal Year, to the extent that the Partnership has sufficient Distributable Cash in respect of that particular Fiscal Quarter, the Partnership shall make advances to each Partner by way of non-interest bearing loans (each an "Advance"). The Advance to each Partner shall be equal to the product of (i) the higher of (a) the estimated income earned by the Partnership during the particular Fiscal Year and allocable to the Partner in accordance with Section 12.1 and (b) the income earned by the Partnership during the previous Fiscal Year and allocable to the Partner in accordance with Section 12.1, (ii) the highest of the effective tax rates applicable to either of the Partners for such Fiscal Year (unless the Partners agree by a Unanimous Resolution on a different rate), and (iii) ¼. If the Partnership does not have sufficient Distributable Cash in respect of a particular Fiscal Quarter to make Advances to all the Partners, the Partnership shall only make an Advance to each Partner equal to their Pro Rata Share of the Distributable Cash for that Fiscal Quarter. Any such shortfall shall be advanced, without duplication, in the immediately succeeding Fiscal Quarter(s) of the particular Fiscal Year, to the extent that the Partnership has sufficient Distributable Cash in respect of those succeeding Fiscal Quarter(s).

12.5 Special Distributions

Promptly following receipt of any additional contribution by a Special Partner pursuant to Sections 2.3, 2.4 or 9.5 of the Framework Agreement, the Partnership shall make a special distribution of any such amount, as a return of capital, to the other Special Partner, as the case may be.

12.6 Other Distributions of Distributable Cash

Any Distributions to the Partners other than those provided at Sections 12.3 and 12.5 shall be made at such times and in such amounts as the GP Board shall determine in its sole discretion and in accordance with the Shareholders Agreement and the GP Organizational Documents, pro rata to the Partners based on their Pro-Rata Shares at the date designated by the GP Board.

12.7 Auditor's Determination

Absent manifest error, the opinion of the auditor retained by the Partnership from time to time shall be final and binding with respect to all computations and determinations required to be made under this Article 12.

12.8 Return of Capital Contribution

Except as set forth in this Agreement, no Partner shall have the right to demand a return prior to the winding-up, liquidation or dissolution of the Partnership of its Capital Contribution.

12.9 Repayments

If, as determined by the auditor of the Partnership, it appears that any Partner has received an amount which is in excess of its entitlement, such Partner shall forthwith reimburse the Partnership to the extent of such excess upon notice by the General Partner.

12.10 Negative Distributable Cash

If the GP determines that there is Negative Distributable Cash at the end of any Fiscal Quarter of a particular Fiscal Year or at the end of a Fiscal Year, then each Partner shall repay the Advances previously made in respect of such Fiscal Year in an amount not exceeding each Partner's Pro-Rata Share of such amount of Negative Distributable Cash, within 10 days of such determination.

12.11 Offset

Whenever the Partnership is to pay any sum to any Partner by way of Distribution or otherwise, any amounts such Partner owes the Partnership or any of its Affiliates pursuant to this Agreement (including Advances), as determined by the GP Board in its good faith reasonable judgment, may be deducted from such sum before payment, to the extent permitted by applicable Law, and the amount so deducted shall be treated as distributed to such Partner for purposes of this Agreement.

12.12 Capital Cost Allowance

In connection with the determination of the net income for income tax purposes of the Partnership for each fiscal period, the General Partner shall cause the Partnership to claim the maximum amount allowable in each year for income tax purposes in respect of capital cost allowance and expenses incurred by the Partnership; provided, however, that the General Partner shall have the right, for income tax purposes, to adopt any different method of accounting from that otherwise used by the Partnership or to adopt a different treatment of particular items as the General Partner may deem appropriate and in the best interests of the Special Partners and not inconsistent with the other provisions of this Agreement.

12.13 Tax Elections

The General Partner shall have the authority to act, and shall act with due diligence, for the Partnership for the purpose of making or executing any agreement, designation or election on behalf of the Partners or the Partnership pursuant to the Income Tax Act and any applicable provincial income tax Laws, and each Partner agrees to act reasonably and co-operatively with the other Partners for the purpose of making any tax elections that are required to be made jointly by all of the Partners; provided, however, that, in the case of any such agreement, designation or election that either (i) could have a material effect on the amount and/or timing of realizing, for tax purposes, any items of income, gain, deduction, loss or credit of the Partnership, or (ii) relates to any such material items, the General Partner shall obtain the prior consent of the Series B Partner for making or executing such agreement, designation or election.

12.14 Adjustment Indemnity

To the extent that a transaction between the Partnership and any one of the Special Partners or its Affiliates results in an adjustment that increases the income of the Partnership for tax purposes, the resulting incremental income for tax purposes shall be specially allocated to such Special Partner to which the transaction relates, such that the corresponding tax liability is borne by such Special Partner. In the event that such an adjustment occurs, the Special Partner to which, or to whose Affiliate, the transaction and corresponding adjustment relate shall indemnify the other Partners from any incremental tax liability, together with penalties and interest, if any, resulting from or relating to such adjustment such that the other Partners will not be worse off than if the adjustment had never occurred and all the Partners shall work together to ensure that any settlement payment or mechanism required by any tax authority to settle the adjustment item is handled in the most tax efficient manner. In no circumstance shall the indemnified Partners be unduly enriched by such indemnification or such settlement payment or mechanism.

ARTICLE 13

MEETINGS OF THE PARTNERS

13.1 Calling of Meetings

Meetings of the Partners may be called at any time by any Partner. Physical meetings shall be held in Bécancour, at the office designated for such purpose by the Partnership, or at such other place as the Partners shall agree in accordance with the provisions of Section 13.5, and any Partner may at any time prior to the meeting require that such meeting be held not only physically at any place, but also at the same time by telephone, video-conference, electronic or other means of communication (auditory and/or visual) that permits all participants to communicate adequately with each other during the meeting and to be identified. There shall be an annual meeting of the Partners, which shall be held each year not more than 30 days following the end of the financial year of the Partnership. At each annual meeting of the Partners, the business which may be transacted is receiving the annual financial statements of the Partnership which have been approved by the General Partner, the appointment of the auditor of the Partnership and such other matters that require the approval of the Partners. At any other meeting of the Partners, such matters that require the approval of the Partners may be considered, subject to the provisions set forth in Section 13.3.

Subject to such guidelines and procedures as the Partners may from time to time adopt, Partners and proxyholders not physically present at the meeting may by means of remote communication:

(i)	participate in a meeting of Partners;

(ii)
be deemed present in person and vote at a meeting of the Partners, whether such meeting is to be held at a designated place and/or by telephone, video-conference, electronic or other means of communication (auditory and/or visual) that permits all participants to communicate adequately with each other during the meeting and to be identified, provided, that (a) the General Partner shall implement reasonable measures to verify that each Person deemed present and permitted to vote at the meeting by means of remote communication is a Partner or proxyholder, (b) the General Partner shall implement reasonable measures to provide such Partners and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the Partners and take other action at the meeting, including an opportunity to read or hear the proceedings of the meeting, substantially concurrently with such proceedings and (c) if any Partner or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Partnership;

(iii)
ballot requirements, if any, shall be satisfied by a ballot submitted by electronic transmission or a vote expressed orally by remote communication, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the Partner or proxyholder;

(iv)
a Partner (other than the General Partner) participating in a meeting by remote communication shall not record, videotape or memorialize in a similar manner any part of the proceedings or the meeting; and

(v)	any ballot, vote or direction submitted by remote communication may be revoked by the Partner or proxyholder so long as the revocation is received by the General Partner at or before the meeting.

13.2 Quorum

At any meeting of the Partners a quorum shall consist of both Special Partners. If only one Special Partner is present on the date for which the meeting is called within one hour after the time fixed for the holding of such meeting, such Special Partner may appoint a chairman for the purpose of adjourning the meeting and, in such event, the meeting shall be adjourned to be held at the office designated for such purpose by the Partnership, being, as at the date of this Agreement, as set forth in Section 13.1 and upon a date (being not less than 10 days from the date of such meeting) and at a time to be fixed by the chairman of the meeting. The General Partner shall give not less than five Business Days' notice of the date, time and location of the adjourned meeting and at such adjourned meeting a quorum shall consist of Partners then and there present in Person or represented by proxy and voting. At any such adjourned meeting any business may be transacted which might have been transacted at the meeting as originally called. Subject to the provisions of Section 11.2, the General Partner shall have the right to attend and be present at meetings of the Partners. Notwithstanding the foregoing, during any such time that a Special Partner shall have lost its right to vote its Partnership Interest and to attend meeting of the Partners pursuant to Section 16.4, a quorum at any meeting of the Partners shall consist of the Non-Defaulting Special Partner.

13.3 Notice

Notice of all meetings of the Partners, stating the date, time, place and purpose of the meeting, and means of communicating by telephone, video-conference, electronic or other means of communication, as the case may be, shall be given by the Partner or Partners calling the meeting to each Partner at its registered address, sent by telecopy and also mailed at least five Business Days if the meeting is to be held physically, or two Business Days if the meeting is to be held by telephone or other means of communication, and not more than 30 days before the meeting. Only business stated in the notice of meeting shall be considered at such meeting unless all Partners are present at such meeting in person or by proxy and consent to the consideration of any other business not stated in the notice of meeting. Such notice shall contain sufficient information to enable each Partner to make a reasoned judgment on the matters to be voted upon at the meeting. The presence of all Partners at a meeting shall constitute a waiver by all of them of the notice provisions of this Section 13.3.

13.4 Voting

Every question submitted to a meeting, except for those matters which specifically require the agreement of all of the Partners or the Special Partners entitled to vote thereon pursuant to the other provisions of this Agreement, shall (i) be decided by resolution and (ii) subject to the provisions of Section 13.1 with respect to meetings conducted in whole or in part by means of remote communication, on a show of hands unless a vote by ballot is demanded by one or more of the Partners, in which case a vote by ballot shall be taken. In the case of an equality of votes, the chairman of the meeting shall not have a casting vote. Votes may be given in Person or by proxy and a Person appointed by proxy need not be a Partner. No Person other than the holder of a Unit or a Person appointed by proxy is entitled to vote at a meeting of the Partners. At any meeting of the Partners on a matter voted upon for which no vote by ballot is requested, a declaration made by the chairman of the meeting as to the voting on any particular resolution shall be conclusive evidence thereof.

13.5 Decisions

Any of the following actions of the Partnership may only be taken after obtaining a Unanimous Resolution:

(a)	The Partnership entering into any line of business other than the Business;

(b)	The issuance of any Units other than as expressly provided hereunder;

(c)
Any amendment of this Agreement other than to admit a new Partner upon the Transfer of Partnership Interests or to reflect the issuance of additional Units, in either instance in accordance with the express terms of this Agreement;

(d)	Any action or steps to terminate, dissolve, wind-up or liquidate the Partnership; and

(e)	As otherwise expressly provided in this Agreement.

13.6 Proxies

At any meeting of the Partners, any Partner entitled to vote thereat may vote by proxy, provided, that no proxy shall be voted at any meeting unless it shall have been placed on file with the General Partner for verification prior to the time at which such vote shall be taken. A proxy purporting to be executed by or on behalf of a Partner shall be deemed valid unless challenged at or prior to its exercise, and the burden of proving invalidity shall rest on the challenger.

13.7 Record Dates

For the purpose of determining the Partners which are entitled to vote or act at any meeting or any adjournment thereof, or which are entitled to participate in any Distribution, or for the purpose of any other action hereunder, the General Partner may from time to time cause the transfer books to be closed for such period, not less than five days or more than 10 days prior to the action in question, as the General Partner may determine; or without causing the transfer books to be closed the General Partner may fix a date not less than five days or more than 10 days prior to the date of any meeting of the Partners, Distribution or other action as a record date for the determination of Partners entitled to vote at such meeting or any adjournment thereof or to receive such Distribution or to be treated as Partners of record for purposes of such other action, and any Partner which was a Partner at the time so fixed shall be entitled to vote at such meeting or any adjournment thereof or to receive such Distribution, even though it has since that date ceased to be a Partner, and no Partner becoming such after that date shall be a Partner for any of the foregoing purposes.

13.8 Chairman

The first item of business at any meeting of the Partners shall be the election of a chairman of the meeting.

13.9 Form of Proxy

Every proxy, whether for a specified meeting or otherwise, shall as nearly as circumstances permit be substantially to the following effect:

"I, of  , being a Partner of Québec Silicon Limited Partnership, hereby appoint   of _______________________, as my proxy to vote for me and on my behalf at the meeting of Québec Silicon Limited Partnership to be held on the _____ day of ____________, _______, and every adjournment thereof and every poll that may take place at such meeting or meetings.

As witness my hand this   day of  , ."

13.10 Additional Rules and Procedures

To the extent that the rules and procedures for the conduct of a meeting of the Partners are not prescribed in this Agreement, such rules and procedures shall be determined by all of the Partners present at the meeting.

13.11 Authorized Attendance

The General Partner shall have the right to authorize the presence of any Persons, in addition to proxies, which are not Special Partners, at any meeting of the Partners. Any proxy and, with the approval of the General Partner, any other Person shall be entitled to address the meeting.

13.12 Resolutions in Writing

Any action that may be taken at a meeting of the Partners may be taken without a meeting and without prior notice if agreed to unanimously in writing by all of the Partners.

ARTICLE 14

RECORDS, REPORTS AND REPORTING

14.1 Records and Books of Account

The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership's Business. Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard disks, magnetic tape or any other information storage device, provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with GAAP up to and including December 31, 2010, and with IFRS thereafter. The Special Partners shall have access to, and may take copies from, all such books and records at all reasonable times during regular business hours.

14.2 Reports

(a)
Annual Financial Statements. As soon as possible, but in no event later than 20 days after the end of each Fiscal Year of the Partnership, the General Partner shall cause to be delivered to each holder of a Unit, as indicated on the Register, a financial report and unaudited financial statements of the Partnership for such Fiscal Year, presented in accordance with GAAP up to and including December 31, 2010, and with IFRS thereafter, in sufficient detail to enable each such holder to prepare its income tax returns and consolidated financial statements, including a balance sheet and statements of operations. The financial statements (with the notes attached thereto) shall be audited and reported upon by the auditor of the Partnership and certified by one or more officers or directors of the General Partner, in accordance with applicable Laws, as the case may be (including any Law applicable to a Partner), no later than 20 Business Days after the end of each such Fiscal Year and shall be sent to each holder of a Unit no later than 45 days after the end of each such Fiscal Year.

(b)
Quarterly Financial Statements. As soon as practicable, but in no event later than 20 days after the end of each calendar quarter, the General Partner shall cause to be delivered to each holder of a Unit, as indicated on the Register, a financial report and unaudited financial statements of the Partnership for such calendar quarter, presented in accordance with GAAP up to and including December 31, 2010, and with IFRS thereafter, in sufficient detail to enable each such holder to prepare its income tax returns and financial statements and in a format ready to be consolidated into the financial statements of such holder, including a balance sheet and statements of operations, such statements to be approved or certified by the directors or one or more officers of the General Partner, in accordance with applicable Laws, as the case may be (including any Law applicable to a Partner), and such other information as the General Partner determines to be necessary or appropriate.

(c)
Annual Budget. As soon as possible, but in no event later than September 15th of each calendar year, the General Partner shall cause to be delivered to each Special Partner, the annual budget of the Partnership for the immediately following Fiscal Year of the Partnership, presented in accordance with GAAP up to and including December 31, 2010, and with IFRS thereafter, with sufficient details and in a format ready to be consolidated into the financial statements of such holder. An updated version of this annual budget, if needed or requested by a Special Partner, will be addressed to each Special Partner at the latest by October 15th of each calendar year.

(d)
Material Filings. As soon as possible, the General Partner shall cause to be delivered to each Special Partner copies of all material filings made by the General Partner and/or the Partnership with any governmental authority (including any regulatory authority).

(e)
Other Information. Upon request, the General Partner shall provide any other information which may be requested from time to time by a Special Partner, acting reasonably (excluding for greater certainty, customer specific information of a third party). In the event that any Partner requires any of the foregoing reports or statements presented in a manner other than as described above, the General Partner shall use its reasonable best efforts to satisfy such needs, and such Partner shall reimburse the General Partner for any additional costs incurred by the General Partner on its behalf.

14.3 Income Tax Information

(a)
The General Partner shall send or cause to be sent to each Person which was a Partner at any time during the Fiscal Year or on the date of dissolution of the Partnership, within 60 days of the end of such Fiscal Year or within such other shorter period of time as may be required by applicable Laws, all information, in suitable form, relating to the Partnership necessary for such Person to prepare such Person's Canadian federal, Canadian provincial and other (if any) income tax returns.

(b)
The General Partner shall prepare and provide the Special Partners with a copy of each annual partnership information and income, franchise or other comparable tax return that the Partnership is required to file on behalf of itself or the Partners and Internal Revenue Service Schedule K-1 to Form 1065, together with copies of all supporting documentation and information by the earlier of 30 Business Days prior to the due date for filing such tax return (taking into account any extensions or waivers) and April 30 following the end of the Fiscal Year. The Series B Partner shall be entitled to provide the General Partner comments to any such information or tax return within 20 Business Days of receiving the copy of the return and all supporting documentation and information and the General Partner shall incorporate all such reasonable comments. The General Partner shall notify the Series B Partner within five Business Days of receiving the Series B Partner's comments in writing of its decision with respect to the Series B Partner's comments. If the Series B Partner disputes the General Partner's decision, the Series B Partner and the General Partner shall attempt in good faith to resolve any such dispute within five Business Days. To the extent that the Series B Partner and the General Partner are unable to resolve the dispute within such time period, the Series B Partner and the General Partner shall jointly engage an internationally recognized accounting firm (the "Accounting Firm") and the Accounting Firm shall be requested to resolve any such dispute within five Business Days. The Series B Partner and the General Partner shall cooperate with each other and shall promptly provide to the Accounting Firm such information as the Accounting Firm may reasonably request in order to enable the Accounting Firm to render a proper decision. References in this Section 14.3(b) to the Series A Partner and the Series B Partner shall be deemed to, alternatively, refer to the Series B Partner and the Series A Partner, respectively, at such time as affiliates of the Series B Partner are entitled to nominate a majority of the members of the GP Board.

(c)
The fees and expenses of the Accounting Firm shall be borne by the Partnership and, to the extent that the Partnership does not have sufficient funds, by the Special Partners proportionately to their Pro-Rata Shares. The resolution by the Accounting Firm of the dispute shall be used for purposes of preparing all of the information and tax returns of the Partnership to the extent applicable. The Partners agree that the procedure set forth in Section 14.3 for resolving disputes with respect to the preparation of the Partnership's information and tax returns shall be the sole and exclusive method for resolving any such disputes.

(d)
The General Partner shall file, in a timely manner on behalf of the Partnership and the Partners, the information and tax returns contemplated by Section 14.3(b) required to be filed by the Partnership, and shall provide the Special Partners with a copy of all such as-filed returns, together with copies of all supporting documentation and information, promptly after their filing.

14.4 Accounting Policies

Subject to the provisions of Sections 13.5 and 14.5, the General Partner is authorized to establish from time to time accounting policies with respect to the financial statements of the Partnership and to change from time to time any accounting policy that has been so established so long as such policies are consistent with GAAP up to and including December 31, 2010, and with IFRS thereafter.

14.5 Auditor

The General Partner will, on behalf of the Partnership, cause the auditor of the Partnership to review and report to the Partners upon the financial statements of the Partnership for and as at the end of each Fiscal Year, and to advise upon and make determinations with regard to financial questions relating to the Partnership or required by this Agreement to be determined by the auditor of the Partnership. Until its successor is appointed, the auditor of the Partnership shall be Ernst & Young LLP. The Partners hereby agree that any successor auditor of the Partnership shall be selected among the four largest accounting firms in Canada.

14.6 Audit

The Special Partners (either directly or indirectly through an auditor or legal counsel) shall have the right, at all reasonable times, to audit the books, the registers and records of the Partnership and to discuss its affairs with officers of the General Partner. In furtherance of the foregoing, the Special Partners (either directly or indirectly through an auditor or legal counsel) shall have the right to audit any transactions between the Partnership, on the one hand, and any Special Partner (or Affiliate thereof), on the other.

14.7 Banking

The General Partner shall handle all banking necessary for the due performance of the Partnership's accounting and administrative functions under the provisions of this Agreement, and shall be responsible for the receipt and disbursement of all monies of the Special Partners. The General Partner shall be responsible for the management of cash balances and there shall be no commingling with the monies of the Partnership with any monies of the General Partner.

14.8 Internal Controls

The General Partner shall consult with the Special Partners with respect to procedures relating to internal controls and shall implement and maintain a system of internal controls over financial reporting meeting the requirements of applicable Laws. The General Partner shall keep the Special Partners informed of its efforts to implement such procedures and shall provide them with the results of any assessments as to the effectiveness of such controls.

ARTICLE 15

CASH CALLS

15.1 Cash Call Notice

The General Partner shall make cash calls from time to time on behalf of the Partnership in order to ensure sufficient funds are available to enable the Partnership to (i) comply with applicable Laws, (ii) maintain the Facility in sound condition such that it is capable of safely operating at current capacity and (iii) satisfy pension funding obligations (each, a "Mandatory Contribution"). The General Partner may, subject to obtaining any required approval of the GP Board in accordance with the GP Organizational Documents and/or the Shareholders Agreement, make additional cash calls from time to time on behalf of the Partnership for other purposes. In the event that the General Partner declines to make a call for what a Special Partner reasonably believes to be a Mandatory Contribution within 30 days of any meeting of the GP Board at which such Mandatory Contribution was proposed, either Special Partner may call for a Mandatory Contribution. The General Partner or, regarding certain Mandatory Capital Calls as described above, a Special Partner shall issue a cash call notice (the "Cash Call Notice") to the Special Partners stating the amount requested from each Special Partner, which shall correspond to their respective Pro-Rata Share.

15.2 Non-Contributing Special Partner

If a Special Partner does not contribute its Pro-Rata Share of any cash call made pursuant to the provisions of Section 15.1 within 30 days (the "Contribution Deadline") following the receipt by such Special Partner of a Cash Call Notice, the other Special Partner (directly or indirectly through one of its Affiliates) shall have the right to loan to the Partnership the amount of such Mandatory Contribution shortfall on an unsecured basis at an interest rate of LIBOR (London Interbank Offered Rates with a term of three months as published in The Wall Street Journal) plus 10% (1000 basis points); provided that (i) the making of a loan by any Special Partner pursuant to this Section 16.2 shall not relieve a non-contributing Special Partner's obligation to make the applicable Mandatory Contribution (together with any accrued, but unpaid, interest) and (ii) on the last Business Day of each calendar quarter, such non-contributing Special Partner shall contribute to the Partnership an amount equal to the aggregate amount of interest accrued (whether or not paid) on such loan during such quarter. No additional Units shall be issued by the Partnership with respect to any Mandatory Contributions or contributions made relating to the Partnership's interest expense incurred pursuant to any loan accepted pursuant to this Section 15.2 unless approved by a Unanimous Resolution.

15.3 Funds for Special Projects

In the event that any Special Partner desires to make funds available for the purpose of modifying or building equipment in order to satisfy the production needs solely of such Special Partner, the Partners agree to use reasonable efforts to determine, in good faith, an appropriate method to such allow such Special Partner to make the funds available and to modify this Agreement accordingly; provided, however, except as specifically agreed upon by the GP Board in accordance with the terms of the GP Organizational Documents and/or Shareholders Agreement, no such funding by a Special Partner shall be deemed a Capital Contribution and no such funding shall alter the relative ownership interests of the Special Partners.

ARTICLE 16

DEFAULT OF A SPECIAL PARTNER

16.1 Default

For the purposes of this Agreement, a default (a "Default") shall be deemed to have occurred in respect of a Special Partner if:

(a)
an order, judgment or decree, is voluntarily obtained by a Special Partner or an effective resolution is passed by such Special Partner pursuant to the Laws of any applicable jurisdiction, for the winding-up, liquidation or dissolution of such Special Partner; or

(b)
a Special Partner makes an assignment for the benefit of its creditors, is deemed to have made an assignment for the benefit of its creditors, files an assignment in bankruptcy, or files a proposal or a notice of intention to file a proposal under the Bankruptcy and Insolvency Act (Canada) or any successor legislation or any similar legislation of any applicable jurisdiction, or applies for an order under the Companies' Creditors Arrangement Act (Canada) or any similar legislation of any applicable jurisdiction; or

(c)
an order, judgment or decree is entered or obtained adjudging a Special Partner a bankrupt, or granting a motion seeking the liquidation, winding-up, dissolution, reorganization, arrangement, adjustment or composition of a Special Partner under the Companies' Creditors Arrangement Act (Canada), the Bankruptcy and Insolvency Act (Canada), or the Winding Up and Restructuring Act (Canada) or any successor legislation or any similar legislation of any applicable jurisdiction; or

(d)
proceedings are begun by a third party (i) for the appointment of a liquidator, trustee in bankruptcy, custodian, sequestrator, receiver, receiver and manager or any other Person with similar powers for a Special Partner or all or substantially all of a Special Partner's assets or properties, or (ii) to have an order for relief entered against such Special Partner as debtor or to adjudicate it bankrupt or seeking the liquidation, winding-up, dissolution, reorganization, arrangement, adjustment or composition under the Companies' Creditors Arrangement Act (Canada), the Bankruptcy and Insolvency Act (Canada) or the Winding-up and Restructuring Act (Canada) or any successor legislation or any similar legislation of any applicable jurisdiction, unless the Special Partner is, within 10 days and in good faith, disputing such proceedings and in any event such proceedings are dismissed or withdrawn within 30 days after the commencement thereof; or

(e)
a Special Partner applies for or consents to, approves or accepts the appointment of a liquidator, trustee in bankruptcy, custodian, sequestrator, receiver, receiver and manager or any other Person with similar powers for itself or all or substantially all of its assets or properties; or

(f)
a seizure or execution or any similar process, other than pursuant to a Security Interest permitted, contemplated or acknowledged under this Agreement, is levied or enforced upon or against the Partnership Interest of such Special Partner and the same remains unsatisfied for the shorter of a period of 90 days or such period as would permit the same to be sold, unless the Special Partner is, within 10 days and in good faith, disputing such process; or

(g)
a seizure or execution or any similar process, pursuant to a Security Interest permitted, contemplated or acknowledged under this Agreement, is levied or enforced upon or against the Partnership Interest of such Special Partner and the same remains unsatisfied for the shorter of a period of 90 days or such period as would permit the same to be sold, unless the Special Partner is, within 10 days and in good faith, disputing such process; or

(h)	a Special Partner becomes Insolvent; or

(i)	a Partnership Interest is Transferred (including, for greater certainty, the granting of a Security Interest), except in compliance with the provisions of this Agreement; or

(j)
a Special Partner or a Special Partner's Affiliate that is a shareholder of the General Partner is in Default (as such term is defined in the Shareholders Agreement) under the Shareholders Agreement and fails to cure such Default within any applicable cure period stated therein.

A Special Partner in respect of which a Default has occurred is referred to as the "Defaulting Special Partner" and the Special Partners in respect of which no Default has occurred are the "Non-Defaulting Special Partners". In the event of the occurrence of more than one Default with respect to a Special Partner, each such Default shall be deemed to be a separate Default.

16.2 No Default

For greater certainty, the failure by a Special Partner to advance its share of any funds shall not, per se, constitute or give rise to a Default.

16.3 Acts of Insolvency

The occurrence of any of the events described in Sections 16.1(a), 16.1(b), 16.1(c), 16.1(d), 16.1(e), 16.1(g) or 16.1(h) shall constitute and give rise to an "Act of Insolvency".

16.4 Rights of Defaulting Special Partner upon a Default

Upon the giving of notice of the occurrence of a Default to the Defaulting Special Partner and the secretary of the General Partner by any Non-Defaulting Special Partner and unless and until such Default and any subsequent Default, if any, shall have been remedied in full, the Defaulting Special Partner shall lose the right to vote its Partnership Interest and to attend meetings of the Partners, and the Partnership Interest of such Defaulting Special Partner shall be disregarded for the purposes of any decision to be taken at a meeting of the Partners; provided, however, that any such Defaulting Special Partner, in respect of which a Default other than an Act of Insolvency has occurred and is continuing, shall nevertheless retain the right to attend any meeting of the Partners.

16.5 Right to Purchase of Non-Defaulting Special Partners

If a Default occurs, the Non-Defaulting Special Partner shall have the right to purchase, at its option, the Partnership Interest of the Defaulting Special Partner, for a purchase price equal to (i) the fair market value of such Partnership Interest where the Default is an Act of Insolvency, and (ii) the lesser of (a) 75% of the book value and (b) 75% of the fair market value, of such Partnership Interest in every other case.

The acquisition of the Partnership Interest of a Defaulting Special Partner shall not release the Defaulting Special Partner from any of its obligations under this Agreement, the Shareholders Agreement or the Supply Agreement, to the extent that such obligations existed prior to or arose from anything done or omitted to be done prior to the time of purchase of such Partnership Interest pursuant hereto.

16.6 Default Payments by Non-Defaulting Special Partners

In the event that a Special Partner becomes a Defaulting Special Partner, the Non-Defaulting Special Partner may elect to remedy the default of the Defaulting Special Partner (each a "Paying Non-Default Special Partner") by payment of monies or otherwise. Any amount paid by a Non-Defaulting Special Partner to remedy a Default (the "Default Payments") shall be made directly to the Person to whom such payment was to be made on behalf of the Defaulting Special Partner, and shall be deemed to constitute a demand loan by the Paying Non-Defaulting Special Partner to the Defaulting Special Partner bearing interest thereon, both before and after default and judgment, at an annual rate equal to the Prime Rate plus 10% per annum compounded semi-annually from the date on which such payment was made until the date of repayment.

If a Default occurs, and the Non-Defaulting Special Partner has elected to remedy the Default pursuant to the immediately preceding paragraph, the Non-Defaulting Special Partner shall be subrogated in all of the rights of the payee against the Defaulting Special Partner.

16.7 Waiver 2229 Civil Code

To the fullest extent permitted under applicable Law, each of the Partners hereby waives its rights under Article 2229 of the Civil Code with respect to the expulsion of a partner of a partnership in certain circumstances.

ARTICLE 17

TERMINATION OF THE PARTNERSHIP

17.1 No Dissolution or Termination

The Partnership shall continue unless and until terminated pursuant to Section 17.2 and shall not be dissolved or terminated by the occurrence of any of the following events:

(a)	if any amendment is made to this Agreement; or

(b)	if the name and style under which the Partnership carries on business or its principal place of business is changed;

but in each such case, a declaration of change or new declaration of limited partnership shall, if required by applicable Law, be forthwith executed by the Partners and filed as required by applicable Law.

17.2 Termination

The Partnership shall be terminated upon the occurrence of any one of the following events:

(a)	the end of the term as provided in Section 2.1; or

(b)	the written mutual agreement between the Partners to terminate the Partnership; or

(c)
the bankruptcy, Insolvency, dissolution, liquidation, winding-up or receivership of the General Partner, unless the General Partner is replaced, pursuant to Section 11.2, within 120 days of such bankruptcy, Insolvency, dissolution, liquidation, winding-up or receivership.

The termination of the Partnership shall not prejudice any accrued rights of the General Partner and shall not bring to an end the rights or obligations of the Partners that are stated to survive the termination of the Partnership or this Agreement. The provisions of Section 11.6, Article 12, Article 18, Sections 20.1, 20.2 and 20.3 shall survive the termination of this Agreement.

Upon the termination of the Partnership, the Partners shall take all necessary steps to wind up the activities of the Partnership, and shall share the wind up costs pro rata to their respective Partnership Interest, as the case may be. In such event, a full and general account of the assets, liabilities and transactions of the Partnership shall at once be taken. The assets may be sold and turned into cash as soon as possible and all debts and other amounts due to the Partnership collected. The proceeds thereof shall be applied as follows: (i) to discharge the debts and liabilities of the Partnership, and the expenses of liquidation; (ii) to set aside such cash reserves as the General Partner shall deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership; (iii) to pay each Partner or the legal representative of each Partner any unpaid distribution, salary, drawing account, interest or profit to which he or she shall then be entitled; and (iv) to divide the surplus, if any, among the Partners or their legal representatives as follows: first, to the extent of each Partner's then capital account, in proportion to the Partners' then capital accounts in the Partnership and then to each Partner in accordance with its respective Pro-Rata Share.

ARTICLE 18

CONFIDENTIALITY

18.1 Confidentiality

Each Partner hereby agrees that, except as required by applicable Law, it shall use Confidential Information only for the purposes of fulfilling its obligations hereunder and that it shall not, except as required by applicable Law in the opinion of such Partner's counsel or except as such Partner in good faith believes necessary or appropriate in the course of conducting the Partnership's business, directly or indirectly, disclose, divulge, reveal, report, publish, transfer or use any Confidential Information for any other purpose whatsoever; provided, that this shall not prevent a Partner from disclosing Confidential Information to its Affiliated Persons, advisors, accountants, attorneys and, subject to the provisions of Article 9, bona fide lenders or potential transferees of the Partner's Partnership Interest, provided, that in any such case the Person to whom Confidential Information is disclosed is advised of the proprietary nature of the Confidential Information and the restrictions contained in this Section 18.1, and the disclosing Partner shall be responsible for any breach of this Section 18.1 by such Person. For the purposes of this Agreement, the term "Confidential Information" shall mean all data or information whatsoever concerning the Partnership, the General Partner, and their respective Affiliated Persons, Controlled Affiliated Persons and their respective businesses, which is non-public, confidential or proprietary in nature in whatever form or manner provided, whether or not reduced to writing, whether tangible or intangible, together with analyses, compilations, forecasts, studies or other documents or records that contain or are based on such information or data prepared by the Partnership, a Partner or any other Person at the Partnership's or the Partner's request, disclosed by one Person to another, including (i) financial statements and other financial and operating information, (ii) processes, intellectual property, methods, techniques and arrangements relating to such businesses and activities and the manner in which the Partnership, the Partners and their Controlled Affiliated Persons do business, (iii) any other materials or information that are not generally known to others engaged in similar businesses or activities, and (iv) all information that contains, is derived from or relates to any of the above enumerated materials and information. Notwithstanding the foregoing, each Partner may disclose (subject to applicable laws) Confidential Information if (a) any such Confidential Information is or becomes generally available to the public other than as a result of disclosure by a Partner (or any of its Affiliated Persons) that does not own such Confidential Information, (b) any such Confidential Information (including any report, statement, testimony or other submission to a governmental authority) is required to be disclosed by applicable laws, including but not limited to applicable securities laws, applicable tax laws and accounting regulations, after prior notice has been given to the other Partner to the extent such notice is permitted by applicable law, provided that no such notice is required if prohibited by applicable law, (c) any such Confidential Information is reasonably necessary to be disclosed in connection with any dispute with respect to this Agreement or the Shareholders Agreement (including in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to the disclosing Partner in the course of any litigation, arbitration, mediation, investigation or administrative proceeding), (d) any such Confidential Information was or becomes available to a Partner on a non-confidential basis and from a source (other than the other Partner or any Affiliated Person or representative of such Partner) that is not bound by a confidentiality agreement with respect to such information or (e) any such Confidential Information that was previously or is after the date hereof independently developed without the aid, application or use of any information that is to be kept confidential under this Section 18.1 is evidenced by a written record proving such independent development. For avoidance of doubt, "Affiliated Persons" shall include, with respect to DCC LP Canco, Dow Chemical Company and Corning Incorporated for all purposes of this Section 18.1. The provisions of this Section 18.1 shall not otherwise affect any rights granted pursuant to any other agreement.

ARTICLE 19

DISPUTE RESOLUTION

19.1 Amicable Resolution

The Partners mutually desire that friendly collaboration will continue among them with respect to the relationship created by this Agreement and the Shareholders Agreement. Accordingly, they will try, and they will cause their respective Affiliates to try, to resolve in an amicable manner all disagreements and misunderstandings connected with their respective rights and obligations under this Agreement and the Shareholders Agreement, including any amendments hereto and thereto. In furtherance thereof, in the event of any dispute or disagreement between the Partners as to the interpretation of any provision of this Agreement or the Shareholders Agreement or any other agreements related hereto or thereto or arising out of the transactions contemplated hereby or thereby, or the performance of obligations hereunder or thereunder, including for the purposes of an inability to obtain a Unanimous Resolution when required, other than disputes arising under Section 14.3, which shall be resolved in the manner set forth in Section 14.3, or with respect to any determination of book value, fair market value or Valuation Price pursuant to this Agreement, which shall be resolved in the manner set forth in Section 21.4 hereof (each a "Dispute"), then unless otherwise expressly provided in such other agreement related hereto (it being understood that Disputes under the Supply Agreement and the Framework Agreement shall be resolved in accordance with the terms thereof), upon written request of either party, the matter will be referred for resolution to the Operating Committee of the General Partner. The Operating Committee will make a good faith effort to promptly resolve all Disputes referred to it. Operating Committee decisions will be unanimous and will be binding on the Partners. If the Operating Committee does not agree to a resolution of a Dispute within 30 days after the reference of the matter to it, the Dispute will be referred to a senior officer of each Special Partner (as so designated by each Special Partner). If the specified senior officers of the Special Partners do not agree to a resolution of the Dispute within 30 days after the reference of the matter to them, then the Partners will be free to exercise the remedies available to them under applicable law, subject to Sections 19.2 and 19.3.

19.2 Mediation

In the event any Dispute cannot be resolved in an amicable manner as set forth in Section 19.1, the Partners intend that such Dispute be resolved by mediation. If the Operating Committee and the applicable senior officers of each Special Partner are unable to resolve the Dispute as contemplated by Section 19.1, either of the Special Partners may demand mediation of the Dispute by written notice to the other in which case the parties will select a mediator within 10 days after the demand. The mediator shall be a single qualified mediator experienced in the matters at issue, such mediator to be mutually agreed upon by the Special Partners. Neither party may unreasonably withhold consent to the selection of the mediator. Each Special Partner will bear its own costs of mediation but both parties will share the costs of the mediator equally.

19.3 Arbitration

(a)
In the event that the Dispute is not resolved in accordance with Section 19.1 or 20.2, either party involved in the Dispute may submit the Dispute to binding arbitration pursuant to this Section 19.3; provided that no Dispute arising out of the failure to obtain a Unanimous Resolution shall be eligible for or submitted to binding arbitration pursuant to this Section 20.3. All Disputes submitted to arbitration pursuant to this Section 19.3 shall be resolved in accordance with the Commercial Arbitration Rules (the "Rules") of the American Arbitration Association (the "AAA"). All cost and expenses incurred by the arbitrators shall be shared equally by the applicable parties and each party shall bear its own costs and expenses in connection with any such arbitration proceeding.

(b)
In any Dispute submitted to binding arbitration pursuant to this Section 19.3, there shall be three arbitrators: (i) one appointed by the Series A Partner, (ii) one appointed by the Series B Partner and (iii) one appointed by the two arbitrators appointed by the Special Partners. Each party to a Dispute shall choose an arbitrator within 30 days of receipt by a party of the demand for arbitration. If any party fails to appoint an arbitrator within the time periods specified herein or if the two arbitrators appointed by the Special Partners are unable to agree upon a third, such arbitrator shall, at any party's request, be appointed by the AAA, pursuant to a listing, ranking and striking procedure in accordance with the Rules. Any arbitrator appointed by the AAA shall have no less than 15 years of experience with large, complex commercial cases, and shall be an experienced arbitrator.

(c)
The language of the arbitration shall be English. The place of arbitration shall be New York, New York. Except as set forth in this Article 19, the parties agree that arbitration shall be their exclusive remedy with respect to Disputes. In addition to the authority conferred on the arbitral tribunal by the Rules, the arbitral tribunal shall have the authority to order such production of documents and such depositions of witnesses as may reasonably be requested by either party or by the arbitral tribunal itself. The award rendered in any arbitration commenced hereunder shall be final and binding upon the applicable parties and judgment thereon may be entered in any court of competent jurisdiction. By agreeing to arbitration, the parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings and/or the enforcement of any award. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the applicable parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any applicable party to respect the arbitral tribunal's orders to that effect. Any arbitration hereunder shall be confidential and all information about the arbitration or the substance of the proceedings thereunder shall be treated as Confidential Information pursuant to Article 18 hereof.

19.4 Non-Exclusive Remedy

The Partners acknowledge and agree that money damages would not necessarily be a sufficient remedy for any breach of this Agreement or the Shareholders Agreement by the Partners or their Affiliates. Accordingly, nothing in this Agreement will prevent the Special Partners from seeking injunctive or similar relief in the event: (i) any delay resulting from efforts to resolve such Dispute pursuant to Section 19.2 and Section 19.3 could result in serious and irreparable injury to either party; or (ii) of any actual or threatened breach of any provisions of this Agreement or the Shareholders Agreement. All actions for such injunctive or interim relief shall be brought in a court of competent jurisdiction in accordance with this Agreement. Such remedy shall not be deemed to be the exclusive remedy for breach of this Agreement or the Shareholders Agreement.

19.5 Enforcement by Partners

Notwithstanding anything to the contrary in this Agreement, the Shareholders Agreement or the Supply Agreement, each Partner shall have the right, but not the obligation, to enforce this Agreement, the Shareholders Agreement and the Supply Agreement on behalf of the Partnership with respect to the obligations of the other Partners and their Affiliates hereunder and thereunder.

ARTICLE 20

INDEMNIFICATION

20.1 General Indemnity

The Partnership shall indemnify the General Partner for all payments made by the General Partner under Section 11.2 of the Shareholders Agreement, provided, that the Person or Persons indemnified by the General Partner: (i) acted honestly and in good faith; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his or her conduct was lawful.

20.2 General Partner's Indemnity

The General Partner will indemnify and hold harmless each Special Partner (including former Special Partners) for all costs, expenses, damages or liabilities suffered or incurred by the Special Partner if the limited liability of such Special Partner is lost for or by reason of the negligence of the General Partner in performing its duties and obligations hereunder.

20.3 Advance by the Partnership

To the fullest extent permitted under applicable Law, expenses (including legal fees and expenses) incurred by an indemnitee in defending any claim, demand, action, suit or proceeding shall, in the circumstances of any claim, demand, action, suit or proceeding made against any director or officer of the General Partner (including, where the context so requires or permits, any former director or officer of the General Partner and an individual who acts or acted at the General Partner's request as a director or officer of a body corporate of which the General Partner is or was a shareholder or creditor (or an individual who undertakes or has undertaken any liability on behalf of the General Partner, any such body corporate or the Partnership)) and his or her heirs and legal representatives, from time to time, be advanced by the Partnership prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Partnership of an undertaking by or on behalf of the indemnitee to repay such amount if it shall be determined that the indemnitee is not entitled to be indemnified as authorized in Section 20.1.

20.4 Insurance

The Partnership may purchase and maintain insurance, on behalf of the General Partner and other Persons, against any liability that may be asserted against or expense that may be incurred by the General Partner or such other Person in connection with the Partnership's activities, whether or not the Partnership would have the power to indemnify the General Partner or such other Person against such liabilities under the provisions of this Agreement.

20.5 Exclusivity

The remedies provided for in this Article 20 are not exclusive with respect to, and shall not limit any rights or remedies that may otherwise be available to, any Persons who may be entitled to indemnification hereunder at law or in equity.

ARTICLE 21

GENERAL

21.1 Notices

Any notice, waiver, request, demand or other communication given or made pursuant to this Agreement shall be in writing and delivered to the addresses below, and shall be deemed to have been duly given or made as follows: (i) if sent by registered or certified mail, postage and fees prepaid, on the fifth Business Day after same was deposited with the post office; (ii) if sent by reputable overnight courier, when delivered; (iii) if sent by facsimile transmission or by any other written form of electronic communication, return receipt requested, the Business Day next following receipt; or (iv) if otherwise actually personally delivered, when delivered. Any Partner may from time to time change its address for receiving notices by giving written notice thereof in the manner set forth above.

(a)	if to BSI, to:

Becancour Silicon Inc.

c/o Timminco Limited

Sun Life Financial Tower

150 King Street West

Suite 2401

Toronto ON M5H 1J9

Attention:                          General Counsel and Corporate Secretary

Fax:                            (416) 364-3451

E-mail:                                    pkalins@timminco.com

a copy (which shall not constitute notice) to:

Stikeman Elliott LLP

5300 Commerce Court West

199 Bay Street

Toronto, Ontario M5L 1B9

Attention:                      Jay C. Kellerman

Fax:                              (416) 947-0866

E-mail:                          jkellerman@stikeman.com

if to DCC LP Canco, to:

c/o Dow Corning Corporation

2200 W. Salzburg Road

Midland, Michigan 48686-0994

Attention:                        Sue K. McDonnell

                           Senior Vice President, General Counsel & Secretary

Fax:                          (989) 496-8307

E-mail:                            sue.mcdonnell@dowcorning.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Attention:                      David J. Friedman

Fax:                              (212) 735-2000

E-mail:                          David.Friedman@skadden.com

if to GP, to:

Québec Silicon General Partner Inc.

c/o Becancour Silicon Inc.

Sun Life Financial Tower

150 King Street West

Suite 2401

Toronto ON M5H 1J9

Attention:                      General Counsel and Corporate Secretary

Fax:                              (416) 364-3451

E-mail:                          pkalins@timminco.com

with a copy (which shall not constitute notice) to DCC LP Canco together with a copy to the legal advisor of DCC LP Canco and the legal advisor of BSI.

21.2 Preamble

The preamble forms an integral part of this Agreement.

21.3 Execution of Documents

Each Partner shall promptly notify the General Partner of any changes in the information relating to such Partner contained herein, and promptly provide the General Partner with such other information as the General Partner may reasonably request for the purposes of the preparation of any declaration filed or required to be filed under applicable Law.

21.4 Determinations of Book Value and Fair Market Value

In circumstances where book value or fair market value, as the case may be, is to be determined or established pursuant to the provisions of this Agreement, book value or fair market value, as the case may be, shall be conclusively determined by an independent chartered accounting firm agreed to by the Special Partners. In the event that such parties fail to jointly select an appraiser within such time period, then at the request of a party, the AAA located in New York, NY, shall provide the parties with a list of five appraiser candidates of which each of the Special Partners shall be allowed to strike one name and both parties shall rank the remaining appraiser candidates in order of acceptance. The AAA shall select one of the appraiser candidates remaining on the lists, taking into account the rankings of such candidates by the parties. The appraiser shall be requested to make its determination within a period of 30 days, and the cost of any such determination or appraisal shall be borne by the Special Partner(s) whose Units are Transferred (except if determined pursuant to Sections 10.6(c) and 10.7(d), in which case the costs shall be split between the Special Partners) and may be deducted from the proceeds of any such Transfer together with any other expenses incurred in connection therewith. In all cases where book value is to be determined or established, it shall be determined or established on the basis of historical cost, without any adjustment for financial interest. In all cases where fair market value is to be determined or established under this Agreement (other than pursuant to Section 16.5), fair market value shall be determined and established by determining the price that a willing seller and willing buyer would agree to, in either case not under duress, without taking into consideration any minority discount and taking into account the business of the Partnership and its projected cash flows and profitability, giving effect to the obligations under the Supply Agreement.

21.5 Entire Agreement

Each of the Partners hereby agrees and represents and warrants that this Agreement and the Shareholders Agreement, as between any of them, constitutes the complete and exclusive statement of the agreements between them with respect to their relationship as partners in the Partnership, and their Affiliates as shareholders of the General Partner. This Agreement supersedes all prior negotiations, agreements and communications, written or oral between the Partners, including their Affiliated Persons, with respect to their relationship between themselves as partners in the Partnership. For greater certainty, this Agreement does not supersede any of the agreements, documents or instruments listed in Schedule 21.5 attached hereto.

21.6 Amendment

No amendments, changes or modifications to this Agreement shall be valid except if the same are in writing and signed by a duly authorized representative of each of the Partners.

21.7 No Waiver

No consent or waiver, expressed or implied, by any Partner of any breach or default by any Partner in the performance of its obligations hereunder shall be deemed or construed to be a consent to or waiver of any other breach or default in the performance by such other Partner of the same or any other obligations of such Partner. Failure on the part of any Partner to complain of any act or failure to act of any other Partner or to declare the other Partner in default, irrespective of how long such failure continues, shall not constitute a waiver by the first mentioned Partner of its rights hereunder.

21.8 Severability

If any of the provisions contained in this Agreement are found by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions contained herein shall not be in any way affected or impaired thereby. In addition, if any provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, the Partners shall negotiate in good faith appropriate modifications to this Agreement to replace the invalid, illegal or unenforceable provision by a valid, legal and enforceable provision the effect and purpose of which is as close as possible to the intended effect and purpose of the invalid, illegal or unenforceable provision.

21.9 Currency

All dollar amounts referred to in this Agreement are stated in the lawful currency of Canada.

21.10 Number and Gender

Words in the singular include the plural and vice versa and words in one gender include all genders.

21.11 Date for Any Action

If any date on which any action is required to be taken under this Agreement is not a Business Day, such action shall be required to be taken on the next succeeding Business Day.

21.12 Accounting Principles

Wherever in this Agreement reference is made to a calculation to be made or an action to be taken in accordance with GAAP or IFRS, such reference shall be deemed to be GAAP or IFRS, as the case may be, applicable as at the date on which such calculation or action is made or taken or required to be taken, as the case may be.

21.13 Successors and Assigns

This Agreement shall inure to the benefit of and be binding upon the Partners and their personal representatives, successors and permitted assigns, and any reference to a right or an obligation of a Partner shall be deemed to include a reference to such personal representatives, successors and permitted assigns to the extent that the context requires or permits.

21.14 Public Announcements

Any material press release, public announcement or publicity with respect to the Partnership or the Project or any of the transactions contemplated by this Agreement shall be made only with the prior written consent of the Partners unless such release or announcement is required by applicable Law, in which case the Partner required to make such release or announcement shall use its best efforts to obtain approval of the other Partners to the form, nature and extent of such disclosure, which approval shall not be unreasonably withheld.

21.15 Governing Law

This Agreement and the rights, obligations and relations of the Partners shall be governed and construed in accordance with the laws of the Province of Québec and the federal laws of Canada applicable therein.

21.16 Jurisdiction

The Partners hereby agree to submit to the jurisdiction of the courts of the Province of Québec (within the judicial district of Montreal) with respect to all matters that relate to this Agreement.

21.17 Further Assurances

In connection with this Agreement and the transactions contemplated hereby, each Partner shall execute and deliver any additional documents and instruments and perform any additional acts that the GP Board determines to be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

21.18 Third Parties

Except as expressly provided in this Agreement, this Agreement does not create any rights, claims or benefits inuring to any Person that is not a party hereto, and it does not create or establish any third-party beneficiary hereto. Each Partner agrees to cause its Affiliates to comply with the provisions of this Agreement applicable to such Affiliates, and shall be liable for any failure of any such Affiliate to comply with such provisions.

21.19 Counterparts

This Agreement and any amendment, supplement, restatement or termination of this Agreement in whole or in part may be signed and delivered in any number of counterparts (including facsimile counterparts), each of which when signed and delivered is an original but all of which taken together constitute one and the same instrument.

[Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have duly executed this agreement as of the day first written above.

BÉCANCOUR SILICON INC.

Per:	/s/ Peter Kalins
Name: Peter Kalins Title: General Counsel and Corporate Secretary duly authorized

DOW CORNING CANADA, INC.

Per:	/s/ J. Donald Sheets
Name: J. Donald Sheets Title: Director duly authorized

QUÉBEC SILICON GENERAL PARTNER INC.

Per:	/s/ Peter Kalins
Name: Peter Kalins Title: General Counsel and Corporate Secretary duly authorized

AND INTERVENING FOR THE PURPOSES OF SECTION 10.6 HEREOF

TIMMINCO LIMITED

Per:	/s/ Peter Kalins
Name: Peter Kalins Title: General Counsel and Corporate Secretary duly authorized

(signature page to Amended and Restated Limited Partnership Agreement)

SCHEDULE 21.5

Non-Superseded Agreements

-	Business Transfer Agreement

-	Shareholders Agreement

-	Supply Agreement

-	Lease Agreement (administration building)

-	Shared Expenses Agreement re: Laboratory

-	Servitude Agreement (when executed)

-	Shared Services Agreement

-	Timminco Support Agreement

-	Agency Agreement

-	Pension Transfer Agreement

-	Intellectual Property Assignment

-	BSI/DCC Intellectual Property License Agreement

-	Bécancour LP Intellectual Property License Agreement

-	Loan Agreement

-	Deeds of Hypothec

-	Nominee Agreement re: HP2 Property

-	Nominee Agreement re: Facility

-	Framework Agreement

-	Side letter relating to Post-Closing Obligations

-	Agreement relating to Proceeds of Title Insurance